UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934

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LendingClub Corporation (Name of Registrant as Specified in its Charter)

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595 Market Street, Suite 200
San Francisco, California 94105

NOTICE OF 2020 ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MAY 28, 2020

To Our Stockholders:

NOTICE IS HEREBY GIVEN that the 2020 Annual Meeting of Stockholders of LendingClub Corporation (the “Company,” “LendingClub,” “we,” “us” and “our”) will be held on May 28, 2020 at 11:00 a.m. Pacific Time via the Internet at www.virtualshareholdermeeting.com/LC2020 (the “Annual Meeting”). There is no physical location for the Annual Meeting.
At the Annual Meeting, you will be asked to:

1.
Elect Scott Sanborn, Simon Williams and Michael Zeisser as Class III directors, each of whom is currently serving on our Board of Directors, to serve until the 2023 Annual Meeting of Stockholders or until his successor has been elected and qualified or his earlier death, resignation or removal;

2.	Approve, on a non-binding advisory basis, the compensation of our named executive officers as disclosed in this Proxy Statement;

3.	Ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2020; and

4.	Approve a management proposal to amend the Company’s Restated Certificate of Incorporation to phase in the declassification of our Board of Directors.

The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.
Only stockholders of record at the close of business on April 3, 2020 are entitled to notice of, and to vote at, the Annual Meeting or any adjournment or postponement thereof.
By Order of the Board of Directors,
Brandon Pace
General Counsel and Corporate Secretary
San Francisco, California
April 14, 2020
Whether or not you expect to participate in the Annual Meeting, please vote via the Internet, by phone, or complete, date, sign and promptly return the accompanying proxy in the enclosed postage-paid envelope so that your shares may be represented at the Annual Meeting.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 28, 2020: THIS PROXY STATEMENT, PROXY, AND THE ANNUAL REPORT ARE AVAILABLE AT WWW.PROXYVOTE.COM

Dear Stockholders,

LendingClub operates America’s largest online lending marketplace platform that connects borrowers and investors, and has attracted more than 3 million members to “Join the Club.” LendingClub provides tools that help members save money on their path to financial health through lower borrowing costs and a seamless, technology-driven user experience. For platform investors, we offer access to the fastest growing segment of consumer credit in the United States through a variety of unique investment structures while providing competitive risk adjusted returns.

In light of the COVID-19 pandemic, our core values and priorities have never been more relevant. A top priority for the Company is keeping our employees safe and secure. To that end, we have temporarily closed our physical work spaces, instituted additional paid leave policies and leveraged technology to enable our employees to continue to serve our customers with compassion, perseverance and ingenuity from their homes.

The impact that COVID-19 has had on so many of our borrowers only reinforces the need for our services. We have worked decisively to respond to this need by increasing our customer support capacity and adding new payment and hardship plans. However, COVID-19 has also reduced investor demand for consumer loans, including personal loans, and accordingly we have undertaken a number of initiatives to balance supply and demand on our platform and to better position ourselves to navigate through the current economic environment.

The Board and management have been keenly focused on increasing stockholder value by positioning the Company to better serve our members and deliver on sustainable growth. Our vision is to support our marketplace model with a bank charter, which will be both strategically and financially accretive to the Company. In February 2020, we took a big step toward this goal with our merger agreement to acquire Radius Bancorp, Inc. (Radius), a leading online bank with a national footprint and an award-winning mobile banking experience.

As described further in this proxy statement, the Board has taken a few key actions in connection with the execution of the merger agreement to enable us to efficiently and successfully obtain our bank charter and continue delivering on our long-term strategy:

•
To facilitate compliance with banking regulations that impose several limitations and requirements on certain larger stockholders of banking institutions, we entered into an agreement with our largest stockholder to exchange all of its LendingClub voting shares for non-voting shares and a one-time cash payment of approximately $50 million; and

•
To avoid the risk of the Radius acquisition being delayed or disrupted by the accumulation of ownership in LendingClub securities in excess of the parameters set forth in the banking regulations, the Board adopted a Temporary Bank Charter Protection Plan (or stockholder rights agreement) narrowly constructed to align with the ownership restrictions that will be in place under applicable banking regulations once the acquisition is complete. It also provides for automatic expiration on either the closing of the Radius acquisition or after 18 months, whichever is earlier. In light of the Radius transaction and the exchange agreement with Shanda, the Board believes that the Temporary Bank Charter Protection Plan was an immediate necessity to enable and protect the Company’s bank charter initiative and therefore in the best interest of the Company and its stockholders.

The acquisition of Radius is a transformative transaction. It will allow us to re-imagine banking free from legacy practices and systems. We intend to leverage the talent, infrastructure and capabilities of our combined teams to offer a broader range of member products and services aimed at engaging and supporting members while improving their financial health. We are excited about the opportunity to create a category-defining experience that will dramatically enhance the resiliency and earnings trajectory of our business.

Looking back at 2019, the Company made meaningful strides in terms of operations and performance that have enabled us to more effectively respond to COVID-19 and positioned us to pursue a bank charter. Our innovation, simplification program, focus on partnerships and operational execution yielded record volume and revenue, while reflecting our emphasis on becoming profitable.

In response to the outcome of our 2019 say-on-pay proposal and informed by extensive stockholder feedback, the independent members of the Board thoroughly evaluated our executive compensation program and have made significant changes. Notably, we reformulated our PBRSU program by extending performance periods, increasing the allocation of equity toward PBRSUs, more heavily weighting TSR-based awards, increasing the rigor of the target TSR achievement goal, and reducing the maximum PBRSU payout level. We believe these changes address the most common and pertinent feedback provided during our 2019 outreach effort.

In 2019 we added a new director to our Board, Michael Zeisser, who brings a wealth of experience and insight in strategy, corporate development and consumer products. We will continue to look for opportunities to add directors of diverse background and experience to the Board. We also continue to believe in the merits of a declassified board and have again submitted a proposal this year to phase out our current classified board structure.

Despite the challenges of the current environment, we believe we have an enormous opportunity ahead of us to transform the Company and re-imagine banking for millions of Americans. We are focused on capitalizing on this opportunity and creating value for our stockholders, as well as our customers, employees and communities. On behalf of the Board, thank you for your investment in LendingClub. We are grateful for your support and wish you and your family the very best during this challenging time.

Sincerely,

Scott Sanborn, Chief Executive Officer and member of the Board

John C. (Hans) Morris, Independent Chairman of the Board

2020 PROXY STATEMENT

2020 PROXY STATEMENT | PROXY SUMMARY

PROXY SUMMARY

April 14, 2020

Overview of Voting Items

Proposal	Board Recommendation	Page
Proposal One: Election of directors	For each nominee	59
Proposal Two: Advisory vote to approve the compensation of our named executive officers	For	60
Proposal Three: Ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the 2020 fiscal year	For	61
Proposal Four: Management proposal to amend the Company’s Restated Certificate of Incorporation to phase in the declassification of the Board of Directors	For	62

The Notice, Proxy Statement, form of proxy and Annual Report (as such terms defined in this Proxy Statement) will be first distributed and made available to stockholders on or about April 14, 2020.

Who We Are

LendingClub Corporation (NYSE: LC) is the largest provider of unsecured personal loans in the U.S. We operate America’s largest online lending marketplace platform that connects borrowers and investors. LendingClub provides tools that help Americans save money on their path to financial health through lower borrowing costs and a seamless, technology-driven user experience.

Investors provide capital to enable the funding of loans in exchange for earning competitive risk adjusted returns. Our marketplace enables efficient credit decisioning, pricing, servicing and support operations. We operate fully online with no traditional branch infrastructure. Our vision is to expand our marketplace model and support it with a bank charter, which we believe will be both strategically and financially accretive to the Company.

Since our founding in 2007, we’ve helped millions of Americans take control of their debt and invest in their future. To execute on our vision, grow the business responsibly and create value for our stockholders, it is critical that we have a sophisticated, dedicated and committed management team, overseen by an independent board with substantial and relevant expertise.

Our Strategy

Through sustained innovation and investment in demand generation and conversion, LendingClub has already built the leading unsecured personal loan marketplace with rapid decisioning and high member satisfaction. Our management team and board of directors (the “Board”) are deeply focused on the evolution, execution and oversight of our strategy to drive future growth.

There are two parts to our strategy:

•
Visitor to Member: aims to recognize and reward our members for their loyalty, and to use cash flow and credit data to identify and surface additional opportunities for members to save and improve their financial health.

•	Product to Platform: aims to seamlessly offer products and services developed by either LendingClub or its partners to help members improve their financial health.

We believe our strategy will generate more savings for members, provide more avenues for LendingClub to serve borrowers and investors, and grow the lifetime value of our customer base through increased revenue per member and lower member acquisition costs.

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2020 PROXY STATEMENT | PROXY SUMMARY

Bank Charter Initiative

LendingClub management, with the support of the Board, has been working diligently on obtaining a bank charter to allow us to most effectively carry out our strategy. We believe a bank charter will improve our capital efficiency and generate higher revenues, margins and return on equity by: (i) recapturing significant revenue, which is currently going to issuing banks, (ii) reducing the use of higher cost warehouse lines, and (iii) generating additional and recurring net interest income.

As described in more detail below, the Company significantly accelerated and protected its bank charter initiative by entering into an agreement to acquire Radius Bancorp, Inc. (“Radius”). To ensure that we are able to efficiently and effectively complete this acquisition, the Board secured an agreement to exchange voting shares held by the Company’s largest stockholder for non-voting shares to facilitate the stockholder’s compliance with federal banking regulations and adopted a temporary stockholder rights plan carefully designed to follow the ownership restrictions that will be put in place by federal banking regulations once we close the Radius acquisition. These actions were carefully deliberated and designed with the long-term interests of our stockholders in mind and adopted specifically to protect the Company’s ability to close the Radius acquisition.

Radius Acquisition – Advances Bank Charter Initiative

In February 2020, we entered into a merger agreement to acquire Radius, a leading online bank with a national footprint and an extensible, modular technology infrastructure that delivers an award-winning mobile banking experience. We believe that acquiring Radius and operating with a national bank charter will enhance our ability to serve our members, grow our market opportunity, increase and diversify revenue and earnings, and provide both funding resilience and regulatory clarity. With the talent, infrastructure and capabilities Radius possesses, we intend to enhance customer engagement by offering a broader range of member products and services aimed at supporting members and improving their financial health. We believe the acquisition will take 12 to 15 months from the date the merger agreement was signed to receive regulatory approval and close.

Shanda Exchange – Facilitates Compliance with Banking Regulations

Banking regulations impose a number of limitations and requirements on certain larger stockholders of banking institutions. In connection with the execution of the merger agreement and in order to facilitate compliance with these banking regulations, on February 18, 2020, we entered into an exchange agreement with our largest stockholder, Shanda Asset Management Holdings Limited and its affiliates (collectively, “Shanda”), pursuant to which Shanda exchanged all of the 19,562,881 common shares it beneficially owned for (i) 195,628 newly issued shares of LendingClub Mandatorily Convertible Non-Voting Preferred Stock, Series A (“Series A Preferred Stock”), that are mandatorily convertible in certain circumstances when owned by a person other than Shanda into 19,562,800 shares of LendingClub common stock and (ii) a one-time cash payment of approximately $50 million. LendingClub Series A Preferred Stock is substantially the same as LendingClub common stock except as to voting rights and that it therefore constitutes non-voting securities of LendingClub for bank regulatory purposes.

Temporary Bank Charter Protection Plan – Aligns with Applicable Banking Thresholds

During this time of transition and to protect the Company’s bank charter initiative and prevent the closing of the Radius acquisition from being delayed or disrupted by the accumulation of ownership in LendingClub securities in excess of the parameters set forth in the banking regulations, the Board adopted a Temporary Bank Charter Protection Plan, also known as a stockholder rights agreement.

The plan is specifically intended and narrowly constructed to deter stock positions in excess of certain thresholds set forth by the Federal Reserve under the Bank Holding Company Act. Specifically, it provides for the dilution of any person or group of persons who acquire either (i) 25% or more equity interest in LendingClub or (ii) 10% percent or more of any class of LendingClub’s voting securities.

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2020 PROXY STATEMENT | PROXY SUMMARY

In constructing the Temporary Bank Charter Protection Plan, the Board also implemented several features to ensure the interests of stockholders are protected, including:

•	Automatic expiration of the plan on either the closing of the Radius acquisition or after 18 months, whichever is earlier.

•	Ownership thresholds specifically designed to facilitate compliance with applicable banking regulations.

•
Allowing for any stockholder already above the ownership thresholds set forth above to be automatically grandfathered in at their current levels and giving certain large stockholders the flexibility to increase their ownership levels (provided they remain within the framework and exceptions required by the Federal Reserve).

•	Permitting the independent directors of the Board to consider exemptions and offers to purchase the Company.

Given the benefits of LendingClub successfully closing the Radius transaction and obtaining a bank charter, the Board determined that a limited stockholder rights agreement structured to facilitate compliance with go-forward ownership thresholds imposed by applicable banking regulations was aligned with the best interest of the Company and its stockholders.

Key Performance Highlights

Record Full Year 2019 Results

LendingClub’s innovation, simplification program and focus on partnerships, combined with its ability to leverage its scale, has enabled operational and financial momentum. Our recent record results reflect our emphasis on becoming profitable.

•	Record loan originations of $12.3 billion, up 13% year-over-year

•	Record Net Revenue of $758.6 million, up 9% year-over-year

•	GAAP Consolidated Net Loss of $(30.7) million, improved from $(128.2) million in 2018

•	Record Adjusted EBITDA of $134.8 million, up 38% year-over-year

•
Record Adjusted EBITDA Margin of 17.8%, up 3.8 percentage points year-over-year, primarily driven by a record Contribution Margin from improving cost efficiency in customer acquisition and origination and servicing

•	Adjusted Net Income of $2.2 million, improved from Adjusted Net Loss of $(32.4) million in 2018

For a discussion of our non-GAAP measures and a reconciliation to their most directly comparable GAAP measures, see Annex II of this Proxy Statement.

Stockholder Engagement & Responsiveness

Our Board believes it is important to maintain an open dialogue with stockholders to understand their views on the Company, its strategy and its governance and compensation practices. Our Board values feedback received from stockholders, and we have a history of making governance and compensation enhancements in response to investor input.

2019 Stockholder Outreach Efforts

Our Board of Directors takes stockholder feedback seriously and was disappointed in the outcome of our 2019 say-on-pay proposal. In response, our Compensation Committee undertook a comprehensive review of our entire executive compensation program in the Summer of 2019. This included conducting a robust review of the Company’s compensation practices, peer and market trends, and soliciting feedback from multiple external compensation advisors. Importantly, as part of the review process, the Company meaningfully expanded its investor outreach efforts, specifically

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2020 PROXY STATEMENT | PROXY SUMMARY

soliciting feedback on the Company’s compensation practices and potential changes in the Fall of 2019. The outreach effort included discussions with the governance departments of many of our largest institutional stockholders. Further, given the outcome of our 2019 say-on-pay proposal, our Compensation Committee Chair, Daniel Ciporin, participated in the majority of these conversations. Members of our management team, including our Chief People Officer and General Counsel, participated in each of these conversations. As in prior years, the team also sought feedback on LendingClub’s governance practices and other areas of focus for investors.

Percent of shares outstanding contacted (1)	Percent of shares outstanding engaged (1)
81%	72%
(1)    Reflects the total estimated economic interest in our outstanding shares, including derivative positions.

Overall, a majority of the stockholders engaged expressed support for the Company’s compensation and governance practices. In particular, most stockholders appreciated the evolution of the Company’s programs and practices, and the demonstrated commitment to transitioning from programs and practices typical of a newly public company to those of a more seasoned company. The vast majority of stockholders also recognized the dynamic environment the Company operates within and were supportive of the Company’s measured and thoughtful approach to implementing changes. Finally, all stockholders the Company engaged with appreciated the highly competitive environment in the San Francisco Bay Area and the need to implement changes that both support broader business objectives and promote retention among the executive team.

Track Record of Demonstrating Responsiveness to Stockholder Feedback

As summarized below, the Board has a demonstrated history of making meaningful changes to our governance and compensation practices in response to feedback received from our investors. The Board looks forward to continuing its dialogue with stockholders.

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2020 PROXY STATEMENT | PROXY SUMMARY

Board Actions in Response to Stockholder Feedback

By the time of the Company’s 2019 Annual Meeting of Stockholders and consistent with the historical practice, the Company had already made all executive compensation decisions and awards for 2019. Accordingly, in light of the 2019 say-on-pay outcome and after a thorough review of its compensation practices and robust discussions with stockholders, the Board approved a number of meaningful changes to the Company’s 2020 executive compensation program, as well as further enhancements to our governance practices.

While the Company believes that these changes directly respond to feedback from our investors, the Board believes in the merits of continuous evolution of the Company’s programs and practices and looks forward to continuing its dialogue with stockholders of the Company.

What We Heard	What We Did
Corporate Governance
Board Declassification
• Stockholders continue to support Board efforts to declassify director elections
• For the third consecutive year, the Board is recommending the phase-out of our classified Board at this year’s Annual Meeting
• A similar proposal was recommended by the Board at the two prior annual meetings
○  Despite active solicitation efforts by the Company and the support of many of our stockholders, the proposal has not yet received the requisite level of support to pass

Supermajority Vote Requirement
• Some stockholders would prefer that we eliminate the supermajority vote requirement to amend our governing documents
• Stockholders also recognize LendingClub’s unique circumstances, including the combination of low historical voter turnout and our concentrated stockholder base

• Our Board is committed to eliminating the supermajority vote provision in the future, and will put forth an amendment to remove it as soon as is practicable, and no later than 2023
○  We have not yet put forth a proposal due to LendingClub’s currently concentrated stockholder base
○  Given our current concentrated stockholder base, under a majority vote standard, bylaw and charter amendments could pass with the support of a very small number of stockholders, potentially to the detriment of other long-term stockholders
• Multiple significant stockholders supported waiting to eliminate the supermajority vote provision and supported the Company’s efforts to monitor and be mindful of the interests of minority stockholders

Executive Compensation Program Design
PBRSU Performance Metrics
• Stockholders would prefer that metrics for our performance-based restricted stock unit (“PBRSU”) program be distinct from those in our annual bonus plan	• We are replacing the profitable growth metric for PBRSUs with Adjusted Net Income, which is distinct from other metrics used in the Company’s 2020 incentive plans
PBRSU Performance Period
• Stockholders would prefer our PBRSUs have a longer performance period
• We are lengthening the performance period for PBRSUs
○  Performance period for TSR based awards will increase from one year to three years
○  Performance period for Adjusted Net Income based awards will increase from one year to two years with an additional 1-year time-based vesting period

TSR Goal Rigor and Weighting
• Stockholders would prefer TSR-based awards require above median performance and greater weighting towards TSR based awards
• Performance required for target payout of TSR-based awards will increase from 50th percentile to 55th percentile
• We are increasing the weight of the total stockholder return (“TSR”) metric for PBRSUs from 25% to 35%

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2020 PROXY STATEMENT | PROXY SUMMARY

PBRSU Weighting
• Stockholders would prefer our equity-based awards be more performance based	• We are increasing the weight of PBRSUs in our equity mix ○ Our CEO’s equity awards will now be 55% PBRSUs, up from 50% ○ Other NEO equity awards will now be 30% PBRSUs, up from 25%
Greater Focus on Profitability
• Stockholders would prefer a greater focus on profitability measures to support the bank charter initiative (which requires that the Company become and maintain profitability)
• As stated above, we are replacing the profitable growth metric for PBRSUs with Adjusted Net Income
• We have enhanced the weighting of Adjusted EBITDA in our 2020 Annual Cash Bonus program from 50% to 60%

Compensation Setting
• Some stockholders were interested in discussing our pay setting practices given our evolving business and market environment
• Our executive compensation program emphasizes at-risk compensation, with actual earned compensation tightly aligned with performance results and stock price performance
• We provide clear disclosure regarding how performance results have impacted earned compensation levels
• Our 2020 PBRSU program reduces the maximum achievement by 75 percentage points from 200% to 125%
• We continue to monitor pay relative to market and performance, and in light of the Company’s bank charter initiative and expected purchase of Radius, we will conduct a comprehensive peer review in 2020 to inform our future compensation decisions

Compensation Governance
Compensation Governance Provisions
• Some stockholders noted that we could improve certain compensation governance practices. The committee conducted a comprehensive review, and made several changes to ensure we are adhering to better align our program with best practices.

• Clawback Policy: We expanded our clawback policy to cover instances of management fraud or misconduct that result in significant reputational harm unrelated to a financial restatement
• Stock Ownership Guidelines: We increased our executive stock ownership guidelines by 1x
○  Our new guidelines are 6x base salary for our CEO, 3x base salary for our CFO and 2x base salary for other Section 16 executives

• Tax Gross-Ups: We adopted a policy to prohibit tax gross-ups for executives, other than for imputed income in connection with a relocation
• Option Repricing Policy: We amended our stock plans to require a stockholder vote to approve any potential option repricing
• Minimum Vesting Period for All New Hires: We adopted a policy that all future new hire employee equity awards will have a minimum vesting cliff of at least 1-year, subject to certain limited exceptions

Executive Compensation Aligned with Corporate Results

We believe that our compensation approach supports our objective of focusing on “at risk” compensation, reflecting an opportunity for financial upside based on company and individual performance and no or reduced payouts when we do not meet our performance goals. Our emphasis on equity awards provides a direct link between stockholder interests and the interests of our executive officers, thereby motivating our executive officers to focus on increasing our value over the long term. Below is a summary of our executive compensation program. We began granting PBRSUs to our CEO in 2017, to our CEO and CFO in 2018, and to nearly all of our executive team in 2019. In response to stockholder feedback, we have significantly enhanced our PBRSU program, as described in the “Stockholder Engagement & Responsiveness” section above.

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2020 PROXY STATEMENT | PROXY SUMMARY

2019 Executive Compensation Program

Element	Form	Description	Performance Link
Base Salary	Cash
Salaries are competitive and appropriate based on the size of the Company, the industry in which we operate, and the complexity of our business, and represent the only element of our compensation program that is not “at risk”

Target Annual Cash Bonus	Cash	Cash bonuses motivate our executive officers to achieve pre-defined annual financial and operational goals that support our long-term business strategy	Revenue (50%) and Adjusted EBITDA (50%), with no payouts if threshold performance is not met; final amounts may be adjusted to reflect individual performance
Target Equity-Based Compensation	RSUs	Long-term equity aligns compensation with stockholders’ long-term interests	Stock price performance over a four-year vesting period
PBRSUs
• PBRSUs earned only if rigorous performance thresholds are met, with target and maximum amounts subject to stretch goals
• PBRSU achievement targets based on pre-determined relative TSR (25%) and profitable growth (75%) goals
• Additional time-based vesting on earned awards further aligns executives’ interests with those of long-term stockholders’

Note that the table above reflects the structure of the executive compensation program in effect for fiscal 2019. As summarized above in the “Board Actions in Response to Stockholder Feedback” section, and as detailed further in the “Compensation Discussion and Analysis” section below, we have made a number of meaningful changes to our compensation structure for 2020 based on feedback received from our stockholders.

The Compensation Committee retains an independent compensation consultant and does not provide for the following executive compensation practices:

•	Single-trigger acceleration;

•	Any “gross-up” payments, other than with respect to imputed income in connection with a relocation;

•	Excessive perquisites or other personal benefits for our executive officers, other than in exceptional circumstances;

•	Repricing of stock options without stockholder approval; or

•	Hedging or short sales of our common stock by our executive officers.

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2020 PROXY STATEMENT | PROXY SUMMARY

Pay Outcomes Demonstrate Strong Alignment between Pay and Performance

Our orientation towards “at risk” compensation provides a direct link between stockholder interests and the interests of our executive officers and is intended to result in a reduction from target compensation in the event our performance goals are not met. With respect to our CEO, his actual compensation in 2017, 2018 and 2019 was reduced by approximately $6.9 million in aggregate from his target compensation, which demonstrates that our “at risk” compensation elements are working as intended.

The graphic below summarizes the differences between our CEO’s target and actual compensation for each of 2017, 2018 and 2019. In calculating actual 2017, 2018 and 2019 compensation, the value attributable to restricted stock units (“RSUs”) and PBRSUs was calculated using the closing price of the Company’s common stock at the end of 2017, 2018 and 2019, respectively. Additionally, CEO actual compensation for 2017 excludes the final $250,000 tranche of a 2016 retention bonus paid in 2017, as the award is considered a 2016 decision with disclosure split over two years.

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2020 PROXY STATEMENT | PROXY SUMMARY

Board Composition

The Board maintains a robust refreshment process and has long been focused on ensuring that the skills and experiences of the Board align with the Company’s evolving business. Since 2017, the Board has appointed four new members, all of whom bring relevant skills to our Board. The information in the table and graphs below describes the composition of our Board and Board committees.

Continuing Directors	Susan Athey	Daniel Ciporin	Kenneth Denman	Timothy Mayopoulos	Patricia McCord	John C. (Hans) Morris *Independent Chairman*	Scott Sanborn *Chief Executive Officer*	Simon Williams[(1)]	Michael Zeisser
Age	49	62	61	61	66	61	50	62	55
Director Since	2018	2007	2017	2016	2017	2013	2016	2014	2019
Independent	✓	✓	✓	✓	✓	✓		✓	✓
Committee Membership after the Annual Meeting									
Audit	✓		✓	✓				Chair	
Compensation		Chair	✓		✓				✓
Nominating and Corporate Governance				Chair	✓	✓			✓
Risk	✓	✓				Chair		✓	
Skills & Experience									
Consumer Banking		✓		✓		✓		✓	
Consumer Internet	✓	✓	✓		✓	✓	✓	✓	✓
Financial Markets	✓		✓	✓		✓	✓	✓	✓
Legal / Regulatory	✓			✓	✓	✓		✓	
Marketing / PR	✓	✓			✓		✓		
Compensation / Employee Matters		✓	✓		✓	✓	✓		✓
Public Board Experience	✓	✓	✓	✓		✓		✓	✓
Risk Management	✓	✓		✓		✓		✓	
Technology / Product	✓	✓	✓		✓	✓	✓		✓

(1)    Mr. Williams also previously served as a member of our Board from November 2010 to October 2011.

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2020 PROXY STATEMENT | PROXY SUMMARY

Board Diversity	Balanced Tenure

COVID-19

The Compensation Committee designed the 2020 executive compensation program, including the 2020 annual bonus program and 2020 PBRSU program, without the benefit of being able to consider the more recent developments regarding the COVID-19 (coronavirus) pandemic. We will continue to monitor and assess the impact of the coronavirus on our business and the Compensation Committee may reevaluate and adjust as appropriate the 2020 executive compensation program when more information regarding the impact of the coronavirus is known.

Safe Harbor Statement

Some of the statements in this Proxy Statement, including statements regarding our ability to effectuate and the effectiveness of changes in strategy, the design of our compensation programs, company performance, the impact of the coronavirus, our ability to successfully navigate the current economic environment, our ability to close the pending transaction with Radius, the timing and ability to realize certain financial and strategic benefits from the transaction and the impact of a bank charter on our business are “forward-looking statements.” The words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “outlook,” “plan,” “predict,” “project,” “will,” “would” and similar expressions may identify forward-looking statements, although not all forward-looking statements contain these identifying words. Factors that could cause actual results to differ materially from those contemplated by these forward-looking statements include the impact of global economic, political, market, health and social events or conditions, including the impact of the coronavirus, and those factors set forth in the section titled “Risk Factors” in our most recent Annual Report on Form 10-K, as filed with the Securities and Exchange Commission (the “SEC”), as well as our subsequent reports on Form 10-Q and 10-K each as filed with the SEC. We may not actually achieve the plans, intentions or expectations disclosed in forward-looking statements, and you should not place undue reliance on forward-looking statements. Actual results or events could differ materially from the plans, intentions and expectations disclosed in forward-looking statements. We do not assume any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Information in this Proxy Statement is not an offer to sell securities or the solicitation of an offer to buy securities, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such jurisdiction.

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2020 PROXY STATEMENT | BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

LendingClub Board

Our Board oversees the strategy and overall business affairs of the Company. A key principle of our Company is maintaining the highest level of trust with borrowers, investors, regulators, stockholders and employees. We have an active and engaged Board that is committed to fulfilling its fiduciary duties to our Company and stockholders and helping us continue to earn the trust of our stakeholders. In the past, our Board has made and executed difficult decisions that we believe were essential to maintain the integrity of the Company and have resulted in making the Company and its management stronger. Our Board is also responsible, in conjunction and consultation with the Compensation Committee, for periodically reviewing the performance of our CEO and for providing oversight of talent development and retention.

Our Board currently has nine members, but the Board may establish a different number of authorized directors from time to time by resolution. Eight of our directors are independent within the meaning of the listing standards of the New York Stock Exchange (“NYSE”). Our Board is currently divided into three staggered classes of directors. At each annual meeting of stockholders, a class of directors is elected for a three-year term to succeed the same class whose term is then expiring. Our Board has proposed to phase out the classified board structure subject to stockholder approval of Proposal Four of this Proxy Statement at the Annual Meeting. If that proposal passes, our Board will phase into a structure in which all directors will be up for election each year to serve a term ending at the next annual meeting of stockholders.

Our Class III directors standing for re-election, if elected, will continue to serve as directors until the 2023 Annual Meeting of Stockholders and until his successor has been elected and qualified, or until his earlier death, resignation or removal.

Stockholder Outreach

Our Board believes it is important to maintain an open dialogue with stockholders to understand their views on the Company, its strategy and its governance and compensation practices. In the Fall of 2019, we conducted an extensive stockholder outreach effort which included reaching out to stockholders representing approximately 81% of the economic interest in our outstanding shares. We were able to meet with stockholders representing approximately 72% of the economic interest in our outstanding shares, to solicit their feedback and hear their views on the Company’s practices and policies as we evolve as a Company. The outreach effort included discussions with the governance departments of many of our largest institutional stockholders. Given the outcome of our say-on-pay proposal in 2019, our Compensation Committee Chair, Daniel Ciporin, participated in a majority of these conversations. Members of our management team, including our Chief People Officer and General Counsel, participated in each of these conversations. In addition to these conversations, we maintain ongoing dialogue with many of our investors through our investor relations program.

The stockholders we met with were appreciative of our outreach effort and the progress the Company has made on a number of governance related practices, including our adoption of a majority voting standard for the election of directors in uncontested elections, our gender pay equity analysis and corrective action to eliminate unexplainable differences in pay, our ongoing Board refreshment initiatives, including the addition of several highly qualified and diverse candidates, and our efforts to declassify the Board.

We also discussed the Company’s commitment to review its supermajority vote provision and put forth an amendment to remove it as soon as practicable, and no later than in 2023. During discussions with stockholders regarding the supermajority vote provision, a number of stockholders expressed their support for delaying an amendment to remove the provision until such time as the Company’s stockholder base is less concentrated. Accordingly, the Board has determined to not put forth an amendment to remove the provision in 2020. The Board is committed to continuing to solicit stockholder feedback on this matter and will re-evaluate the merits of including it as a proposal in the Company’s 2021 proxy statement.

Although the stockholders we met with were not unanimous in their views and priorities, the below represent those opportunities to enhance our practices and policies that were most consistently mentioned. The Board looks forward to continuing its open dialogue with stockholders.

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Enhancement of PBRSU Program. In response to stockholder feedback, we introduced and expanded the use of PBRSUs into our executive compensation program. Beginning in 2017, the Compensation Committee began allocating 50% of the grant date fair value of equity awards to our CEO in the form of PBRSUs. In 2018 and 2019, the Compensation Committee expanded the use of PBRSUs by allocating 25% of the grant date fair value of equity awards granted to our CFO and broader executive team, respectively, in the form of PBRSUs. During our 2019 outreach effort, stockholders expressed support of our existing use of PBRSUs, but indicated a preference to see the program evolve by lengthening the performance periods to be multi-year, eliminating overlapping metrics with the Company’s annual incentive program and including a profitability oriented financial metric given the Company’s focus to achieve and maintain profitability. In response to stockholder feedback, in 2020 the Committee made a number of enhancements to the PBRSU Program, including: (i) replacing the profitable growth metric with Adjusted Net Income, (ii) lengthening the performance period to three years for the TSR portion of the award and two years, with an additional one year of time-based vesting, for the Adjusted Net Income portion of the award, (iii) increasing the allocation of total equity towards PBRSUs from 50% to 55% for the CEO and from 25% to 30% for all other executives, (iv) increasing the allocation of the PBRSU award allocated to the TSR metric from 25% to 35%; (v) increasing the performance required for target payout of the TSR based awards from the 50th percentile to the 55th percentile; and (vi) reducing the maximum achievement by 75 percentile points from 200% to 125%. In 2020, a portion of the equity awards granted to every member of the Company’s executive team, including each named executive officer (“NEO”), will be in the form of these enhanced PBRSUs.

Board Structure. In response to earlier feedback on moving away from our current classified board structure and towards one in which all directors serve one-year terms and stand for election every year, in 2018 and 2019 the Company proposed to amend its Restated Certificate of Incorporation to declassify the Board and engaged in a solicitation effort. Unfortunately, however, those proposals narrowly failed. Stockholders appreciated the Company’s efforts to declassify the Board and supported continuing efforts. Because the Board continues to believe in the merits of declassifying the Board, it is again proposing to amend the Company’s Restated Certificate of Incorporation to provide that any director elected to the Board after the date of the 2020 Annual Meeting be elected for a term expiring at the next annual meeting of stockholders. This proposal is included as Proposal Four of this Proxy Statement. The Board recommends that stockholders vote in favor of the proposal.

For more information regarding actions taken by our Board in response to investor feedback in recent years, as well as the meaningful actions taken in 2020 following our extensive 2019 outreach, please see the section titled “Stockholder Engagement and Responsiveness” beginning on page 3.

Board Leadership

John C. (Hans) Morris serves as the independent Chairman of our Board.

While our Corporate Governance Guidelines do not require the separation of offices of the Chairperson of the Board and the Chief Executive, the Board believes an independent Chairperson reinforces the independence of our Board as a whole and results in an effective balancing of responsibilities, experience and independent perspective that meets the current corporate governance needs and oversight responsibilities of our Board. We believe this structure provides consistent and effective oversight of our management and is optimal for us and our stockholders.

In selecting Mr. Morris as the independent Chairman, the Board considered his strong and relevant experience in financial services technology and the financial services industry, ability to provide effective leadership and facilitate open dialogue, and the ability to devote sufficient time and attention to the position.

Board Role in Risk Oversight

Management is responsible for assessing and managing risk, subject to Board oversight directly and through its committees. The oversight responsibility of the Board and its committees is informed by reports from our management team, including our Chief Risk Officer and an internal audit team, that are designed to provide visibility to the Board about the identification and assessment of key risks and our risk mitigation strategies. In addition, the Board has requested and has been receiving regular updates from management regarding the Company’s response to the coronavirus pandemic and its impacts on the Company and its customers, employees and other stakeholders, and the efforts to mitigate these impacts.

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The Board has delegated to the Risk Committee (comprised of independent directors) primary responsibility for the oversight of risk management. In accordance with its charter, the Risk Committee assists our Board in its oversight of our key risks, including credit, technology and security, strategic, legal, regulatory (other than related to our financial reporting), compliance and operational risks, as well as the guidelines, policies and processes for monitoring and mitigating such risks. The Risk Committee periodically meets with members of the Company’s information technology department to assess information security risks (including cybersecurity risks) and to evaluate the status of the Company’s cybersecurity efforts, which include a broad range of tools and training initiatives that are designed to work together to protect the data and systems used in the Company’s business. The Company has also established a Management Risk Committee to oversee our enterprise risk management program and provide a central oversight function to identify, measure, monitor, evaluate and escalate key risks (including cybersecurity risk) for oversight at the Board level.

The other standing Board committees oversee risks associated with their respective areas of responsibility. For example, our Audit Committee has the responsibility for overseeing the integrity of our financial reporting, including related policies and procedures, compliance with legal and regulatory requirements affecting financial reporting, and overseeing our internal audit function. Our Nominating and Corporate Governance Committee seeks to ensure that our Board is properly constituted to meet its statutory, fiduciary and corporate governance oversight obligations, and evaluates risk arising from governance matters. Our Compensation Committee evaluates risks arising from our compensation policies and practices, as more fully described in “Executive Compensation – Compensation Discussion and Analysis – Compensation Risk Assessment.”

Director Independence

Under the rules of the NYSE, independent directors must comprise a majority of a listed company’s Board. In addition, the rules of the NYSE require that, subject to specified exceptions, each member of a listed company’s audit, compensation and nominating and corporate governance committees be independent. Under the rules of the NYSE, a director will only qualify as an “independent director” if, among other things, in the opinion of that company’s Board, that person does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

Our Board has reviewed its composition, the composition of its committees and the independence of each director. Based upon information provided by each director concerning his or her background, employment and affiliations, including family relationships, our Board has determined that Susan Athey, Daniel Ciporin, Kenneth Denman, Timothy Mayopoulos, Patricia McCord, John C. (Hans) Morris, Simon Williams and Michael Zeisser, representing eight of our nine directors (which represents all of our non-employee directors), do not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each of these directors is “independent” as that term is defined under the listing requirements and rules of the NYSE. In making this determination, our Board considered the current and prior relationships that each non-employee director has with our Company and all other facts and circumstances our Board deemed relevant in determining their independence, including the beneficial ownership of our capital stock by each non-employee director.

Meetings and Attendance

In 2019, the Board held twelve meetings (including regularly scheduled and special meetings) and acted by unanimous written consent three times. Each director attended at least 75% of the aggregate of (i) the total number of meetings of our Board held during the period for which he or she has been a director and (ii) the total number of meetings held by all committees of our Board on which he or she served during the periods that he or she served.

Typically, in conjunction with the regularly scheduled meetings of the Board, the independent directors also meet in executive sessions outside the presence of management. The independent Chairman of our Board, among other responsibilities, presides over such meetings.

Although we do not have a formal policy regarding annual meeting attendance by members of our Board, we encourage our directors to attend. All directors attended our 2019 Annual Meeting of Stockholders.

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2020 PROXY STATEMENT | BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

Board Committees

Our Board has established an Audit Committee, a Compensation Committee, a Nominating and Corporate Governance Committee and a Risk Committee. The current composition and responsibilities of each of the committees of our Board is described below. Members will serve on these committees until their resignation or until otherwise determined by our Board. Each of these committees has a written charter, which, along with our Corporate Governance Guidelines, are available on our website at http://ir.lendingclub.com under the heading “Corporate Governance.”

Director	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee	Risk Committee
Susan Athey	✓			✓
Daniel Ciporin		Chair		✓
Kenneth Denman	✓	✓
Timothy Mayopoulos	✓		Chair
Patricia McCord		✓	✓
John C. (Hans) Morris			✓	Chair
Simon Williams	Chair			✓
Michael Zeisser		✓	✓

Audit Committee

The members of our Audit Committee are Susan Athey, Kenneth Denman, Timothy Mayopoulos and Simon Williams (Chair). All of the members of our Audit Committee meet the requirements for financial literacy under the applicable rules and regulations of the SEC and the NYSE. Our Board has determined that Mr. Williams is an Audit Committee financial expert as defined under the applicable rules of the SEC and has the requisite financial sophistication as defined under the applicable rules and regulations of the NYSE. While other members of our Audit Committee may have the expertise to be designated an audit committee financial expert, the Board made a specific finding only as it relates to Mr. Williams.

In addition, Audit Committee members must also satisfy the independence criteria set forth in Rule 10A-3 under the Exchange Act. In order to be considered independent for purposes of Rule 10A-3, a member of an Audit Committee of a listed company may not, other than in his or her capacity as a member of the Audit Committee, the Board or any other committee of the Board (i) accept, directly or indirectly, any consulting, advisory or other compensatory fee from the listed company or any of its subsidiaries or (ii) be an affiliated person of the listed company or any of its subsidiaries.

All of the members of our Audit Committee are independent directors as defined under the applicable rules and regulations of the SEC and the NYSE.

Our Audit Committee oversees financial risk exposures, including monitoring the integrity of our consolidated financial statements, internal controls over financial reporting, our internal audit function and the independence of our independent registered public accounting firm. Our Audit Committee receives internal control-related assessments and reviews and discusses our annual and quarterly consolidated financial statements with management. In fulfilling its oversight responsibilities with respect to compliance matters affecting financial reporting, our Audit Committee meets at least quarterly with management, our internal audit department, our independent registered public accounting firm, our internal legal counsel and compliance department to discuss risks related to our financial risk exposures.

During 2019, our Audit Committee held nine meetings.

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2020 PROXY STATEMENT | BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

Compensation Committee

The members of our Compensation Committee are Daniel Ciporin (Chair), Kenneth Denman, Patricia McCord and Michael Zeisser. All of the members of our Compensation Committee are independent under the applicable rules and regulations of the SEC and the NYSE.

Our Compensation Committee oversees our executive officer and director compensation arrangements, plans, policies and programs and administers our cash-based and equity-based compensation plans and arrangements for employees generally. From time to time and as it deems appropriate, our Compensation Committee may delegate its authority to subcommittees and, with respect to non-executive officer compensation, to our officers.

During 2019, our Compensation Committee held ten meetings and acted by unanimous written consent six times.

Nominating and Corporate Governance Committee

The members of our Nominating and Corporate Governance Committee are Timothy Mayopoulos (Chair), Patricia McCord, John C. (Hans) Morris and Michael Zeisser. All of the members of our Nominating and Corporate Governance Committee are independent under the applicable rules and regulations of the NYSE.

Our Nominating and Corporate Governance Committee seeks to ensure that our Board is properly constituted to meet its statutory, fiduciary and corporate governance oversight. Our Nominating and Corporate Governance Committee will advise our Board on corporate governance matters and board performance matters, including making recommendations regarding director nominations and new appointments, the structure and composition of our Board and Board committees and developing, recommending and monitoring compliance with corporate governance guidelines and policies and our code of conduct and ethics.

During 2019, our Nominating and Corporate Governance Committee held four meetings and acted by unanimous written consent one time.

Risk Committee

The members of our Risk Committee are Susan Athey, Daniel Ciporin, John C. (Hans) Morris (Chair) and Simon Williams.

Our Risk Committee assists our Board in its oversight of our key risks, including credit, technology and security (including cybersecurity risk), strategic, legal, regulatory (other than related to our financial statements), compliance and operational risks, as well as the guidelines, policies and processes for monitoring and mitigating such risks. The chair of our Risk Committee assists our Audit Committee in its review of the risks that have been delegated to our Audit Committee in its charter, and meets at least quarterly with management, our Chief Risk Officer and head of internal audit regarding the results of risk management reviews and assessments.

During 2019, our Risk Committee held four meetings and acted by unanimous written consent four times.

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2020 PROXY STATEMENT | BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

Director Skills and Experience

Our nominees and continuing directors provide a balanced mix of skills and attributes to best oversee our business. Although the Board currently believes that its members have the necessary skills and expertise, the Board regularly monitors the evolution of the Company and the fintech industry and as part of its refreshment process evaluates its ability to continue to provide necessary skills and experience.

Additional Governance Measures

Clawback Policy. In September 2017, the Board adopted an Incentive Recoupment Policy (the “Clawback Policy”), which was enhanced in December 2019. The Clawback Policy provides the Board the right to recoup certain executive incentive compensation in the event of an accounting restatement of the Company’s consolidated financial statements resulting from material non-compliance with any financial reporting requirements under the securities laws. Incentive compensation that may be subject to the Clawback Policy includes any compensation that is granted, earned or vested based wholly or in part upon the attainment of any financial reporting measure. In December 2019, the Clawback Policy was enhanced to align with best practices by covering instances of management fraud or misconduct that result in significant reputational harm unrelated to a financial restatement.

Stock Ownership Guidelines. The Compensation Committee adopted stock ownership guidelines in December 2017 and enhanced the guidelines in December 2019. Under the guidelines, the CEO should hold equity with a value of six times base salary; the CFO should hold equity with a value of three times base salary; and all other Section 16 executives should hold equity with a value of two times base salary. Executives are permitted five years from the later of the adoption of the enhanced guidelines or the date of hiring to meet the holding requirements. Prior to meeting the holding requirements, such executives are not permitted to sell more than fifty percent of the after-tax value from any equity vesting event. All executives are in compliance with this policy, and either meet the suggested ownership levels currently or have additional time to accumulate equity to meet the ownership levels.

Hedging and Pledging Policy. The Company’s insider trading policy prohibits directors, officers, and other employees from engaging in transactions in publicly-traded options (such as puts and calls) and other derivative securities relating to our common stock. This policy prohibits short sales and extends to cover any hedging or similar transaction designed to decrease the risks associated with holding our securities. In addition, our officers and directors are prohibited from pledging any of our securities as collateral for a loan and from holding any of our securities in a margin account.

Option Repricing Policy. Although the Company has discontinued the use of stock options, a number of stock options remain outstanding and certain of such stock options have per share exercise prices in excess of the current per share price

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of the Company’s common stock. Although the Company has no intention to reprice these outstanding underwater stock options, in response to stockholder feedback to migrate the Company’s compensation and governance policies to best practices, in December 2019, the Company amended its stock plans to require a stockholder vote to approve repricing any outstanding stock option.

Gross Up and Minimum Vesting Period Policies: In December 2019 the Company adopted a number of policies intended to be responsive to stockholder feedback encouraging the Company to evolve certain compensation related policies to more closely align with best practices. In addition to those described above, the Company adopted: (i) a policy requiring that all new hire employee equity awards have a minimum vesting cliff of at least 1-year, subject to certain limited exceptions, and (ii) a policy prohibiting tax gross-ups for Section 16 executives, other than for imputed income in connection with a relocation.

Business Conduct and Ethics Policy

Our Board adopted a business conduct and ethics policy that applies to all of our employees, officers and directors, including our CEO, CFO and our other executive officers. The full text of the business conduct and ethics policy is posted on the investor relations section of our website at http://ir.lendingclub.com under the heading “Corporate Governance.” We intend to disclose future amendments to certain provisions of our business conduct and ethics policy, or waivers of provisions contained therein, on our website or in public filings.

Compensation Committee Interlocks and Insider Participation

None of the members of our Compensation Committee are or have at any time during the past fiscal year been one of our officers or employees. None of our executive officers currently serve or in the past fiscal year have served as a member of the Board or Compensation Committee of any entity that has one or more executive officers serving on our Board or our Compensation Committee.

Information Regarding Our Directors

The following table sets forth the names, ages and certain other information for each of the directors with terms expiring at the Annual Meeting (who are also nominees for election as a director at the Annual Meeting) and for each of the continuing members of our Board:

Director Nominees	Class	Age	Position	Director Since	Current Term Expires	Expiration of Term for Which Nominated
Scott Sanborn	III	50	CEO and Director	2016	2020	2023
Simon Williams(1)(2)(5)	III	62	Director	2014	2020	2023
Michael Zeisser(3)(4)	III	55	Director	2019	2020	2023
Continuing Directors
Susan Athey(1)(2)	II	49	Director	2018	2022	—
Daniel Ciporin(2)(4)	I	62	Director	2007	2021	—
Kenneth Denman(1)(4)	I	61	Director	2017	2021	—
Timothy Mayopoulos(1)(3)	I	61	Director	2016	2021	—
Patricia McCord(3)(4)	I	66	Director	2017	2021	—
John C. (Hans) Morris(2)(3)	II	61	Director	2013	2022	—

(1)	Member of the Audit Committee.

(2)	Member of the Risk Committee.

(3)	Member of the Nominating and Corporate Governance Committee.

(4)	Member of the Compensation Committee.

(5)	Mr. Williams also previously served as a member of our Board from November 2010 to October 2011.

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Note that under Proposal Four of this Proxy Statement, the Company is proposing to amend its Restated Certificate of Incorporation to provide that any director elected to the Board after the date of the Annual Meeting be elected for a term expiring at the next annual meeting of stockholders.

Nominees for Director

Scott Sanborn has served as our Chief Executive Officer since June 2016. Mr. Sanborn previously served as our President from April 2016 to May 2017, Chief Operating and Marketing Officer from April 2013 to March 2016 and Chief Marketing Officer from May 2010 to March 2013. From November 2008 to February 2010, Mr. Sanborn served as the Chief Marketing and Revenue Officer for eHealthInsurance, an e-commerce company. Mr. Sanborn holds a B.A. from Tufts University. Mr. Sanborn has significant executive and leadership experience and has been a driver of our strategy and growth for nearly 10 years and instrumental in transforming the Company from a small privately held company to a publicly traded company and industry leader. Mr. Sanborn was chosen as a member of our Board because of the perspective he brings as Chief Executive Officer and his experience with and knowledge of our Company and the fintech industry.

Simon Williams has been a member of our Board since November 2014 and previously served as a member of our Board from November 2010 to October 2011. From July 2011 to December 2014, Mr. Williams served as the Group General Manager and Group Head of Wealth Management at HSBC Bank’s wealth management business. Prior to joining HSBC, Mr. Williams served as the Chairman and Chief Executive Officer of Camelot Financial Capital Management, a global investment group, which he founded in 2007. Previously, he served as a Senior Executive at Citigroup, Inc., holding various roles during his career, including Chief Risk Officer of Citibank Global Consumer Group. In addition, Mr. Williams has held senior management roles at GE Capital, Bain & Co. and PricewaterhouseCoopers LLP. Mr. Williams holds a degree in Mathematics from Exeter University and an M.B.A from INSEAD in France, where he graduated with Distinction. Mr. Williams also serves on the board of directors of several privately held companies. Mr. Williams is also a member of the Institute of Chartered Accountants in England and Wales. Mr. Williams was chosen to serve on our Board because of his extensive experience in the credit and financial industries and his investment, financial and operational expertise.

Michael Zeisser has been a member of our Board since September 2019. From 2013 to April 2018, Mr. Zeisser served in a number of capacities for the Alibaba Group, most recently as Chairman, U.S. Investments where he led Alibaba’s strategic investments outside of Asia. From 2003 to 2013, Mr. Zeisser served as Senior Vice President of Liberty Interactive Corporation, where he led investments in digital media, online gaming, and commerce. Prior to joining Liberty Media, Mr. Zeisser was a partner at McKinsey & Company. Mr. Zeisser also serves on the board of directors of several privately held companies. Previously, Mr. Zeisser served on the board of directors of Shutterfly, Trip Advisor, IAC, TIME Inc. and XO Group. Mr. Zeisser graduated from the University of Strasbourg, France and the J.L. Kellogg Graduate School of Management at Northwestern University. Mr. Zeisser was chosen to serve on our Board because of his extensive experience in corporate development, strategy and consumer marketplaces.

Continuing Directors

Susan Athey joined our Board in March 2018. Since 2013, Ms. Athey has served as The Economics of Technology Professor at Stanford Graduate School of Business. Her research and teaching cover the economics of the internet and digital marketplaces, marketplace design, auctions, platform businesses, online advertising, the news media, financial technology, big data, and statistical methods for causal inference. From 2006 to 2012, Ms. Athey taught in the economics department at Harvard University. In 2007, Ms. Athey received the John Bates Clark Medal. Ms. Athey was elected to the National Academy of Science in 2012 and to the American Academy of Arts and Sciences in 2008. Ms. Athey also serves on the board of directors of Expedia Group, Inc. and several privately held companies. Ms. Athey received her bachelor’s degree from Duke University in economics, computer science, and mathematics and her Ph.D. in economics from Stanford University. She also holds an honorary doctorate from Duke University. Ms. Athey was chosen to serve on our Board because of her extensive experience with marketplace design, platform strategy, big data, and financial technology.

Daniel Ciporin has been a member of our Board since August 2007. Mr. Ciporin joined Canaan Partners, an investment firm, in March 2007 and is currently a general partner specializing in digital media, financial technology and e-commerce investments. From March 2006 to March 2007, Mr. Ciporin served as Chairman of the Internet Lab. From

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January 1999 to June 2005, Mr. Ciporin served as Chairman and Chief Executive Officer of Shopping.com. Prior to Shopping.com, Mr. Ciporin served as Senior Vice President of MasterCard International, where he managed global debit services. Mr. Ciporin currently serves on the board of directors of several privately held companies. Previously, Mr. Ciporin served on the board of directors of Borderfree, Inc. from 2010 to 2015, Primedia Inc. from 2006 to 2011 and Corel Corporation from 2007 to 2010. Mr. Ciporin holds an A.B. from Princeton University’s Woodrow Wilson School of Public and International Affairs and an M.B.A. from Yale University. Mr. Ciporin was chosen to serve on our Board because of his extensive experience in the technology, e-commerce and consumer credit industries and his investment and operational expertise.

Kenneth D. Denman joined our Board in June 2017. Mr. Denman is a Venture Partner at Sway Ventures. He was President and Chief Executive Officer of Emotient, Inc., a developer of technology to analyze facial expressions, until the company was acquired by Apple, Inc. in January 2016. Previously, Mr. Denman was the Chief Executive Officer of Openwave Systems, Inc. and iPass, Inc. and a Senior Vice President for MediaOne. Mr. Denman also serves on the board of directors of Costco Wholesale Corporation, Mitek Systems, Inc., Motorola Solutions, Inc., and several privately held companies. Previously he was a director at ShoreTel Inc. Mr. Denman served in the Edward V. Fritzky chair as visiting professor at the University of Washington’s Foster School of Business in the 2012 school year. Mr. Denman was chosen to serve on our Board because of his extensive experience with technology companies.

Timothy J. Mayopoulos joined our Board in August 2016. Since January 2019, Mr. Mayopoulos has been President of Blend Labs, Inc., a privately held enterprise software company making consumer lending simpler, faster and safer. From 2012 to 2018, Mr. Mayopoulos served as President and Chief Executive Officer of Fannie Mae, one of the largest providers of mortgage credit in the United States. Mr. Mayopoulos joined Fannie Mae in 2009 in the wake of the financial crisis. He initially served as Fannie Mae’s General Counsel, and in 2010 was named Chief Administrative Officer. He was promoted to CEO in June 2012, and, in that role, led the company’s support of the U.S. housing market and its efforts to create a better housing finance system for the future. Before joining Fannie Mae, Mr. Mayopoulos was General Counsel of Bank of America, held senior management positions at Donaldson, Lufkin & Jenrette, Credit Suisse First Boston and Deutsche Bank, and practiced law at Davis Polk & Wardwell. Mr. Mayopoulos is a member of the Boards of Directors of Blend Labs, Inc. and Science Applications International Corporation (SAIC). He is a graduate of Cornell University and the New York University School of Law. Mr. Mayopoulos was chosen to serve on our Board because of his extensive experience in the financial, legal and regulatory sectors.

Patricia McCord joined our Board in December 2017. Ms. McCord served as Chief Talent Officer of Netflix, Inc. from 1998 to 2012. Prior to Netflix, Ms. McCord was Human Resources Director at Pure Atria from 1994 through 1997 where she managed all human resources functions and directed all management development programs. Ms. McCord was a Human Resources Manager at Borland from 1992 through 1994 and Diversity Programs Manager at Sun Microsystems from 1988 through 1992. Ms. McCord was chosen to serve on our Board because of her extensive human resources and development programs experience.

John C. (Hans) Morris joined our Board in February 2013. Mr. Morris is the managing partner of Nyca Partners, a venture capital company focused on fintech established in 2014. From January 2010 until January 2014, he served as a managing director and special advisor at General Atlantic, a growth equity firm. Mr. Morris was previously President of Visa, Inc. from 2007 to 2009. Prior to Visa, Mr. Morris spent 27 years at Citigroup, Inc., a banking and financial services company, and its predecessor companies in various leadership positions, with his final position as Chief Financial Officer and Head of Finance, Technology and Operations for Citi Markets and Banking. Mr. Morris also serves on the board of directors of five privately held companies. Mr. Morris holds a B.A. in government from Dartmouth College. Mr. Morris was chosen to serve on our Board because of his extensive experience in the banking and financial services industry and his financial expertise.

Considerations in Evaluating Director Nominees

In its evaluation of director candidates, our Nominating and Corporate Governance Committee considers the current size and composition of our Board and the needs of our Board and the respective committees of our Board. Some of the qualifications that our Nominating and Corporate Governance Committee considers include business experience, diversity characteristics (including gender, race and ethnic background) and the skills set forth in the director skills matrix on page 16.

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Exceptional candidates who do not meet all of the above criteria may still be considered. Director candidates must have sufficient time available in the judgment of our Nominating and Corporate Governance Committee to perform all board of director and committee responsibilities. Members of our Board are expected to prepare for, attend, and participate in all board of director and applicable committee meetings. Other than the foregoing, there are no stated minimum criteria for director nominees, although our Nominating and Corporate Governance Committee may also consider such other factors as it may deem, from time to time, are in our stockholders’ best interests.

Our Nominating and Corporate Governance Committee does not have a formal policy with respect to diversity; however, it considers diversity characteristics in identifying director nominees, including personal characteristics such as race and gender, as well as diversity in the experience and skills that contribute to the Board’s performance of its responsibilities in the oversight of our Company. Additionally, in its efforts to recruit members of the Board, the Nominating and Corporate Governance Committee will specifically direct any individuals or search firms assisting with recruitment to seek out potential candidates with diversity characteristics, including gender and racial diversity, to ensure that the Nominating and Corporate Governance Committee has considered a full array of qualified candidates. In making determinations regarding nominations of directors, our Nominating and Corporate Governance Committee also considers these and other factors as it oversees the annual board of director and committee evaluations. After completing its review and evaluation of director candidates, our Nominating and Corporate Governance Committee recommends to our full Board the director nominees for election.

Our Nominating and Corporate Governance Committee uses a variety of methods for identifying and evaluating director nominees. Candidates may come to its attention through current members of our Board, professional search firms (which locate qualified candidates that meet the Nominating and Corporate Governance Committee’s criteria), stockholders or other persons. The Board does not distinguish between nominees recommended by stockholders and other nominees. However, stockholders desiring to nominate a director candidate at the Annual Meeting must comply with certain procedures. A stockholder of record can nominate a candidate for election to the Board by complying with the procedures in Article I, Section 1.11 of our bylaws. Any eligible stockholder who wishes to submit a nomination should review the requirements in the bylaws on nominations by stockholders. Any nomination should be sent in writing to the Secretary, LendingClub Corporation, 595 Market Street, Suite 200, San Francisco, California 94105. Submissions must include the full name of the proposed nominee, complete biographical information, a description of the proposed nominee’s qualifications as a director, other information specified in our bylaws and a representation that the nominating stockholder is a beneficial or record holder of our stock. Any such submission must be accompanied by the written consent of the proposed nominee to be named as a nominee and to serve as a director if elected, along with an irrevocable resignation, contingent (i) on that nominee not receiving the required vote for election, and (ii) acceptance of that resignation by the Board in accordance with policies and procedures adopted by the Board for such purposes. All candidates are evaluated under the same process which is conducted by our Nominating and Corporate Governance Committee, and may be considered at any point during the year. Stockholders otherwise may recommend persons for the Board to consider for nomination. If any materials are provided by a stockholder in connection with the nomination or recommendation of a director candidate, such materials are forwarded to the Nominating and Corporate Governance Committee.

All proposals of stockholders that are intended to be presented by such stockholder at an annual meeting of Stockholders must be in writing and notice must be delivered to the Secretary at our principal executive offices no later than the close of business on the 75th day nor earlier than the close of business on the 105th day prior to the first anniversary of the preceding year’s annual meeting.

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2020 PROXY STATEMENT | BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

Director Compensation

Our non-employee director compensation program is described below. In addition, from time to time, we reimburse certain of our non-employee directors for reasonable travel and other expenses incurred in connection with attending our board and committee meetings. Mr. Sanborn, our Chief Executive Officer, receives no compensation for his service as a director. Our non-employee directors do not receive perquisites.

Equity Compensation

Each new non-employee member of our Board receives an equity award of RSUs in connection with his or her initial election or appointment to our Board having a grant date fair value equal to $250,000 that vests over four years, with 1/4th of the award vesting after one year and an additional 1/16th vesting each quarter thereafter (an “Initial Director Award”). Each continuing non-employee member of our Board receives on the date of our annual meeting of stockholders an equity award of RSUs having a grant date fair value of $150,000 that vests quarterly over one year (the “Annual Director Award”). Directors are not eligible to receive an Annual Director Award if they received an Initial Director Award in the same calendar year. In addition, our 2014 Equity Incentive Plan includes a cap on the size of equity awards that can be granted to a non-employee director in any calendar year.

Cash Compensation

Each non-employee director receives the annual cash retainers listed below based on their board and committee service. Committee chairpersons do not receive the committee member retainer in addition to the chairperson retainer.

Board and Committee Service	2019 Cash Retainer Amounts
All Non-Employee Directors	$40,000/year
Non-Executive Board Chairman	$25,000/year
Audit Committee Chairperson	$25,000/year
Compensation Committee and Risk Committee Chairperson	$17,500/year
Nominating and Corporate Governance Chairperson	$10,000/year
Audit Committee Member	$12,500/year
Compensation Committee and Risk Committee Member	$8,000/year
Nominating and Corporate Governance Member	$5,000/year

2019 Changes to the Director Compensation Program

In March 2019, the Compensation Committee commissioned a study from its then independent compensation consultant, Compensia, to evaluate the Company’s non-employee director compensation program and stock ownership guidelines, and compare each against those of the Company’s peer group. Based on the results of the study, in recognition of the Company’s stock price volatility and reduced market capitalization and in an effort to directly contribute to the Company’s ongoing efficiency initiatives, the Compensation Committee, with the support of the entire Board, approved the changes described below to the Company’s director compensation program and stock ownership guidelines, effective as of as the date of the 2019 Annual Meeting of Stockholders.

Collectively, these changes: (i) represent a meaningful reduction in the compensation of our non-employee directors, (ii) address certain unintended operational outcomes under our prior non-employee director compensation program that in certain instances could result in greater than intended compensation, and (iii) incentivize our directors to accumulate and maintain an appropriate equity stake in our Company.

Reduction in Equity Compensation

Each new non-employee member of our Board now receives an Initial Director Award of RSUs having a grant date fair value equal to $250,000 that vests over four years, with 1/4th of the award vesting after one year and an additional 1/16th vesting each quarter thereafter. Each continuing non-employee member of our Board now receives an Annual

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Director Award, on the date of our annual meeting of stockholders, of RSUs having a grant date fair value of $150,000 that vests quarterly over one year.

These changes represent a $100,000 reduction in the grant date fair value of the Initial Director Award and a $50,000 reduction in the grant date fair value of the Annual Director Award, each as compared against our prior non-employee director compensation program.

Operational Changes

With respect to equity compensation, directors are no longer eligible to receive an Annual Director Award if they received an Initial Director Award in the same calendar year.

With respect to our cash compensation, the 2019 retainer amounts are unchanged from the 2018 retainer amounts; however, unlike the 2018 retainer amounts, the cash retainers are now paid after services are rendered instead of paid in advance. Specifically, non-employee directors now receive a cash payment in June for services performed from January to June and a cash payment in December for services performed from July to December.

Director Stock Ownership Guidelines

Our director stock ownership guidelines were adjusted to require that each non-employee director hold an equity stake (i.e., shares and/or equity awards) in our Company equal to at least $300,000 in value, within three years from the date of appointment or election to our Board. Compliance with these guidelines will be considered by our Nominating and Corporate Governance Committee when making recommendations to the Board regarding whether to nominate directors for re-election.

All of our non-employee directors are in compliance with this policy, and either meet the suggested ownership levels currently or have additional time to accumulate equity to meet the ownership levels.

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2019 Director Compensation

The following table provides information regarding the total compensation paid or awarded in 2019 to each of our non-employee directors who served during 2019. Mr. Sanborn received no compensation for his service on our Board because he is an employee director.

Director	Fees Earned or Paid in Cash ($)(1)	Option Awards ($)	Stock Awards ($)(2)(3)	Total ($)
Susan Athey	35,471	—	150,013	185,484
Daniel Ciporin	38,315	—	150,013	188,328
Kenneth Denman	35,471	—	150,013	185,484
John J. Mack(4)	—	—	—	—
Timothy Mayopoulos	36,644	—	150,013	186,657
Patricia McCord	31,074	—	150,013	181,087
Mary Meeker(4)	—	—	—	—
John C. (Hans) Morris	51,247	—	150,013	201,260
Simon Williams(5)	73,000	—	150,013	223,013
Michael Zeisser(6)	15,247	—	250,003	265,250

(1)
Reflects amounts paid in 2019. Note that all continuing directors received a portion of their fees for 2019 service on the Board in 2018 as the Company transitioned from a pre-pay to post-pay system during 2019. As indicated above and with the exception of Mr. Williams who requested that he continue to be paid under the 2018 cadence for payments, cash retainers are now paid after services are rendered instead of paid in advance.

(2)
Amounts reflect the aggregate grant date fair value of the RSUs granted in 2019, without regard to forfeitures, computed in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718, Compensation – Stock Compensation. Assumptions used in the calculation of this amount are included in Note 16. Employee Incentive and Retirement Plans to the Consolidated Financial Statements included in our Annual Report. This amount does not reflect the actual economic value realized by each director.

(3)
Represents either: (i) an Annual Director Award having a value of $150,000 (rounded up to the nearest whole RSU) for continuing non-employee directors or (ii) an Initial Director Award having a value of $250,000 (rounded up to the nearest whole RSU) for new non-employee directors.

(4)	Mr. Mack and Ms. Meeker each resigned from the Board effective as of June 5, 2019.

(5)	Includes $30,200 for prepayment of a portion of 2020 service on the Board.

(6)	Mr. Zeisser was appointed to the Board effective as of September 18, 2019.

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Options and RSUs Held

The following table sets forth the aggregate number of options and RSUs held as of December 31, 2019 by each individual who served as a non-employee director during 2019:

	As of December 31, 2019
Director	Total Options Held	Total RSUs Held
Susan Athey	—	6,333
Daniel Ciporin	—	5,035
Kenneth Denman	—	10,056
John J. Mack(1)	317,106	—
Timothy Mayopoulos	—	8,936
Patricia McCord	—	5,035
Mary Meeker(1)	—	—
John C. (Hans) Morris	252,758	5,035
Simon Williams	64,000	5,035
Michael Zeisser	—	17,007

(1)
Mr. Mack and Ms. Meeker each resigned from the Board effective as of June 5, 2019. With respect to the “Total Options Held” for Mr. Mack and Ms. Meeker, amounts reported are based on the Company’s records as of June 5, 2019 and any subsequent Form 4 filings by Mr. Mack and Ms. Meeker.

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2020 PROXY STATEMENT | EXECUTIVE OFFICERS

EXECUTIVE OFFICERS

Executive Officers

The following table identifies certain information about our executive officers. Each executive officer serves at the discretion of our Board and holds office until his or her successor is duly appointed or until his or her earlier resignation or removal. There are no family relationships among any of our directors or executive officers.

Name	Age	Position
Scott Sanborn	50	Chief Executive Officer
Thomas Casey	57	Chief Financial Officer
Steven Allocca	47	President
Timothy Bogan(1)	54	Chief Risk Officer
Valerie Kay	53	Chief Capital Officer
Bahman Koohestani	58	Chief Technology Officer
Ronnie Momen	52	Chief Lending Officer
Brandon Pace	47	General Counsel and Corporate Secretary

(1)
Mr. Bogan and the Company mutually agreed that, effective July 1, 2020, Mr. Bogan will transition from his current role as the Chief Risk Officer to Chief Banking Integration Officer, a non-executive role within the Company.

For biographical information regarding Mr. Sanborn, please refer to the section titled “Information Regarding Our Directors” above.

Thomas Casey has served as our Chief Financial Officer since September 2016. Mr. Casey was previously the Executive Vice President and Chief Financial Officer at Acelity L.P. Inc., a medical device company, from November 2014 to August 2016 and was responsible for the entire range of financial functions, including financial accounting, reporting, and planning and analysis. From 2009 to July 2013, Mr. Casey was Executive Vice President and Chief Financial Officer for Clear Channel Outdoor, Inc., an advertising company. He has also served as Executive Vice President and Chief Financial Officer of Washington Mutual, Inc., Vice President of General Electric Company and Senior Vice President and Chief Financial Officer of GE Financial Assurance. Mr. Casey holds a B.S. degree in accounting from King’s College in Wilkes-Barre, PA.

Steven Allocca has served as our President since May 2017. Mr. Allocca previously served as Vice President and General Manager of Global Credit at PayPal Holdings, Inc. from January 2013 to May 2017, where he served as a member of the Executive Staff and drove both the consumer and business lending experiences. From December 2008 to December 2012 he was Founder, President and CEO of Loan Science, LLC, and he continues to serve currently as Chairman of Loan Science. Mr. Allocca has also spent 11 years at Wells Fargo & Company in various leadership capacities, including running the Personal Credit, Deposit Acquisition and Integrated Marketing divisions. Mr. Allocca holds a B.A. degree in economics from Washington and Lee University and an M.B.A. from Northwestern University.

Timothy Bogan has served as our Chief Risk Officer since August 2016. Mr. Bogan previously served as our Chief Audit and Compliance Officer from November 2015 to July 2016 and Chief Audit Officer from July 2014 to October 2015. From January 2011 to July 2014, Mr. Bogan served as Vice President, Internal Controls and Operational Risk Management at Freddie Mac. Mr. Bogan holds a B.S. in accounting from Boston College and is a Certified Public Accountant, Certified Financial Services Auditor and Arbitrator for Financial Industry Regulatory Authority.

Valerie Kay has served as our Chief Capital Officer since July 2018. Ms. Kay previously served as our Senior Vice President of our Investor Group from September 2016 to June 2018. From 1996 to August 2016, Ms. Kay served in various positions at Morgan Stanley, including the last 12 years as a Managing Director in Global Capital Markets. Ms. Kay holds a B.A. in economics from Vassar College.

Bahman Koohestani has served as our Chief Technology Officer since May 2018. From December 2014 to May 2018, Mr. Koohestani served as Chief Technology Officer of Thomson Reuters/Clarivate Analytics. From August 2010 to May 2014, Mr. Koohestani served as Executive Vice President and Chief Technology Officer of NexTag. Prior to joining

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NexTag, Mr. Koohestani served in executive roles at various leading technology and fintech companies, including PayPal, Inc. and Orbitz Worldwide, Inc. Mr. Koohestani holds a B.Sc. in computer science from York University.

Ronnie Momen has served as our Chief Lending Officer since July 2018. From September 2017 to March 2018, Mr. Momen served as Chief Credit Officer of GreenSky, Inc. From November 2015 to September 2017, Mr. Momen served as Executive Vice President, Head of Credit Risk, Consumer Credit Solutions at Wells Fargo & Company. From 1998 to September 2015, Mr. Momen served in various positions at HSBC Holdings, including the last three years as Executive Vice President, Americas Head of Risk for Retail Banking & Wealth Management. Mr. Momen holds a B.A. in engineering and management science from the University of Cambridge.

Brandon Pace has served as our General Counsel and Secretary since March 2019. Mr. Pace previously served as our Interim General Counsel from December 2018 to February 2019 and Senior Vice President of Legal from December 2016 to November 2018. From April 2010 to December 2016, Mr. Pace served in various legal positions at eBay, Inc., which for many years owned what is now PayPal Holdings, Inc., most recently as Vice President, Deputy General Counsel. Prior to joining eBay, Inc., Mr. Pace spent years in private practice at a number of international law firms representing technology companies. Mr. Pace holds a B.A. in history from Brigham Young University and a J.D. from George Washington University.

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2020 PROXY STATEMENT | EXECUTIVE COMPENSATION – COMPENSATION DISCUSSION AND ANALYSIS

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Overview

This section describes our executive compensation philosophy, objectives and design, our compensation-setting process, our executive compensation components and the decisions made in 2019 for our named executive officers (“NEOs”), who were the following executive officers during 2019:

•	Scott Sanborn, our Chief Executive Officer;

•	Thomas Casey, our Chief Financial Officer;

•	Steven Allocca, our President;

•	Timothy Bogan, our Chief Risk Officer; and

•	Brandon Pace, our General Counsel and Corporate Secretary.

The compensation provided to our NEOs for 2019 is set forth in detail in the Summary Compensation Table and other tables and the accompanying footnotes, and the narrative in this section.

Executive Summary

To execute on our vision, grow the business responsibly and create value for our stockholders, it is critical that we have a sophisticated, dedicated and committed management team, overseen by an independent board with substantial and relevant expertise.

Who We Are. LendingClub operates America’s largest online lending marketplace connecting borrowers and investors. Our vision is to provide Americans a path to financial health. We do this by leveraging technology and a marketplace model to seamlessly deliver access to fair and affordable credit. Borrowers access installment loans through a fast and easy-to-use online and mobile interface. Investors provide capital to enable the funding of loans in exchange for earning competitive risk adjusted returns. Our marketplace enables more efficient credit decisioning, pricing, servicing, and support operations. We operate fully online with no branch infrastructure and use technology to deliver a seamless experience. Since our founding in 2007, we’ve helped millions of Americans take control of their debt and invest in their future. Our vision is to expand our marketplace model and support it with a bank charter, which we believe will be both strategically and financially accretive to the Company.

2019 Results. In 2019, LendingClub’s innovation, simplification program and focus on partnerships continued to transform the Company by leveraging its scale to sustain robust operational and financial momentum. Our record results reflect our emphasis on becoming profitable. We enhanced our products and offerings to draw a record number of applicants to the site and now more borrowers than ever. We furthered our capabilities on the investor side of the marketplace by expanding innovative structures that further diversify the investor base and bring new revenue streams to the business. At the same time, we continued to invest in our business for the long term, investing heavily in technology, compliance and controls to continue scaling our business responsibly and position the Company to obtain a bank charter.

Strategy / Bank Charter Initiative. Our management team and the Board are deeply focused on the evolution, execution and oversight of our strategy to increase member engagement with LendingClub’s marketplace and leverage that engagement to offer a broad range of products and services from LendingClub and its partners. Our vision is to expand our marketplace model and support it with a bank charter, which we believe will be both strategically and financially accretive to the Company. Accordingly, LendingClub management, with the support of the Board, has been working diligently on obtaining a bank charter to allow us to most effectively carry out our strategy. In early 2020, the Company executed on a number of transactions intended to accelerate and protect the Company’s bank charter initiative, including entering into a definitive agreement to purchase Radius Bancorp, Inc. (Radius), a leading online bank with a national footprint and an extensible, modular technology infrastructure that delivers an award-winning mobile banking experience. We believe that acquiring Radius and operating with a national bank charter will enhance LendingClub’s ability to serve its members, grow its market opportunity, increase and diversify revenue and earnings, and provide both funding resiliency and regulatory clarity.

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2019 Stockholder Engagement Regarding Compensation Matters

Our Board of Directors takes stockholder feedback seriously and was disappointed in the outcome of our 2019 say-on-pay proposal. In response, our Compensation Committee undertook a comprehensive review of our entire executive compensation program in the Summer of 2019. This included conducting a robust review of the Company’s compensation practices, peer and market trends and soliciting feedback from multiple external compensation advisors. Importantly, as part of the review process, the Company meaningfully expanded its investor outreach efforts specifically soliciting feedback on the Company’s compensation practices and potential changes.

In the Fall of 2019, we conducted an extensive stockholder outreach effort which included reaching out to stockholders representing approximately 81% of the economic interest in our outstanding shares. We were able to meet with stockholders representing approximately 72% of the economic interest in our outstanding shares, to solicit their feedback and hear their views on the Company’s practices and policies as we evolve as a Company. The outreach effort included discussions with the governance departments of many of our largest institutional stockholders. Given the outcome of our say-on-pay proposal in 2019, our Compensation Committee Chair, Daniel Ciporin, participated in the majority of these conversations. Members of our management team, including our Chief People Officer and General Counsel, participated in each of these conversations. In addition to these conversations, we maintain ongoing dialogue with many of our investors through our investor relations program.

Our Board believes it is important to maintain an open dialogue with stockholders to understand their views on the Company, its strategy and its governance and compensation practices. Our Board has made a number of recent changes to the Company’s compensation practices and policies in response to stockholder feedback, including the following:

What We Heard	What We Did
Executive Compensation Program Design
PBRSU Performance Metrics
• Stockholders would prefer that metrics for our performance-based restricted stock unit (“PBRSU”) program be distinct from those in our annual bonus plan	• We are replacing the profitable growth metric for PBRSUs with Adjusted Net Income, which is distinct from other metrics used in the Company’s 2020 incentive plans
PBRSU Performance Period
• Stockholders would prefer our PBRSUs have a longer performance period
• We are lengthening the performance period for PBRSUs
○  Performance period for TSR based awards will increase from one year to three years
○  Performance period for Adjusted Net Income based awards will increase from one year to two years with an additional 1-year time-based vesting period

TSR Goal Rigor and Weighting
• Stockholders would prefer TSR-based awards require above median performance and greater weighting towards TSR based awards
• Performance required for target payout of TSR-based awards will increase from 50th percentile to 55th percentile
• We are increasing the weight of the total stockholder return (“TSR”) metric for PBRSUs from 25% to 35%

PBRSU Weighting
• Stockholders would prefer our equity-based awards be more performance based	• We are increasing the weight of PBRSUs in our equity mix ○ Our CEO’s equity awards will now be 55% PBRSUs, up from 50% ○ Other NEO equity awards will now be 30% PBRSUs, up from 25%
Greater Focus on Profitability
• Stockholders would prefer a greater focus on profitability measures to support the bank charter initiative (which requires that the Company become and maintain profitability)
• As stated above, we are replacing the profitable growth metric for PBRSUs with Adjusted Net Income
• We have enhanced the weighting of Adjusted EBITDA in our 2020 Annual Cash Bonus program from 50% to 60%

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Compensation Setting
• Some stockholders were interested in discussing our pay setting practices given our evolving business and market environment
• Our executive compensation program emphasizes at-risk compensation, with actual earned compensation tightly aligned with performance results and stock price performance
• We provide clear disclosure regarding how performance results have impacted earned compensation levels
• Our 2020 PBRSU program reduces the maximum achievement by 75 percentage points from 200% to 125%
• We continue to monitor pay relative to market and performance, and in light of the Company’s bank charter initiative and expected purchase of Radius, we will conduct a comprehensive peer review in 2020 to inform our future compensation decisions

Compensation Governance
Compensation Governance Provisions
• Some stockholders noted that we could improve certain compensation governance practices. The committee conducted a comprehensive review, and made several changes to ensure we are adhering to better align our program with best practices.
• Clawback Policy: We expanded our clawback policy to cover instances of management fraud or misconduct that result in significant reputational harm unrelated to a financial restatement
• Stock Ownership Guidelines: We increased our executive stock ownership guidelines by 1x
○  Our new guidelines are 6x base salary for our CEO, 3x base salary for our CFO and 2x base salary for other Section 16 executives

• Tax Gross-Ups: We adopted a policy to prohibit tax gross-ups for executives, other than for imputed income in connection with a relocation
• Option Repricing Policy: We amended our stock plans to require a stockholder vote to approve any potential option repricing
• Minimum Vesting Period for All New Hires: We adopted a policy that all future new hire employee equity awards will have a minimum vesting cliff of at least 1-year, subject to certain limited exceptions

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Executive Compensation Aligned with Corporate Results

We believe that our compensation mix supports our objective of focusing on “at risk” compensation reflecting opportunity for financial upside based on stockholder return and both Company and individual performance. We expect to continue to emphasize equity awards because of the direct link that equity compensation provides between stockholder interests and the interests of our executive officers, thereby motivating our executive officers to focus on increasing our value over the long term. Below is a summary of the key elements of our 2019 executive compensation program. As described above, in response to feedback provided as part of stockholder engagement efforts and the results of the 2019 say-on-pay vote, we have reformulated our PBRSU program in 2020 and adjusted the weighting between Revenue and Adjusted EBITDA in our 2020 Annual Cash Bonus program.

2019 Executive Compensation Program

Element	Form	Description	Performance Link
Base Salary	Cash
Salaries are competitive and appropriate based on the size of the Company, the industry in which we operate, and the complexity of our business, and represent the only element of our compensation program that is not “at risk”

Target Annual Cash Bonus	Cash	Cash bonuses motivate our executive officers to achieve pre-defined annual financial and operational goals that support our long-term business strategy	Revenue (50%) and Adjusted EBITDA (50%), with no payouts if threshold performance is not met; final amounts may be adjusted to reflect individual performance
Target Equity-Based Compensation	RSUs	Long-term equity aligns compensation with stockholders’ long-term interests	Stock price performance over a four-year vesting period
PBRSUs
• PBRSUs earned only if rigorous performance thresholds are met, with target and maximum amounts subject to stretch goals
• PBRSU achievement targets based on pre-determined relative TSR (25%) and profitable growth (75%) goals
• Additional time-based vesting on earned awards further aligns executives’ interests with those of long-term stockholders’

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Pay Outcomes Demonstrate Strong Alignment between Pay and Performance

Our orientation towards “at risk” compensation provides a direct link between stockholder interests and the interests of our executive officers and is intended to result in a reduction from target compensation in the event our performance goals are not met. With respect to our CEO, his actual compensation in 2017, 2018 and 2019 was reduced by approximately $6.9 million in aggregate from his target compensation, which demonstrates that our “at risk” compensation elements are working as intended.

The graphic below summarizes the differences between our CEO’s target and actual compensation for each of 2017, 2018 and 2019. In calculating actual 2017, 2018 and 2019 compensation, the value attributable to restricted stock units (“RSUs”) and PBRSUs was calculated using the closing price of the Company’s common stock at the end of 2017, 2018 and 2019, respectively. Additionally, CEO actual compensation for 2017 excludes the final $250,000 tranche of a 2016 retention bonus paid in 2017, as the award is considered a 2016 decision with disclosure split over two years.

Compensation Philosophy and Principles

To achieve our mission to create an online marketplace for consumer credit, we must hire and retain a highly talented team of professionals with deep experience in technology and financial services to quickly build new products, bolster our investor base and engage our customers. We also expect our executive team to possess and demonstrate exceptional leadership, innovative thinking and prudent risk management. We are also operating in a highly competitive market for talent and our compensation program must be designed to retain our top talent in the face of well-funded, aggressive competitors for talent.

In developing our compensation program, the Compensation Committee reviews market trends and compensation practices with the assistance of its third-party compensation consultant. FW Cook has been retained by the Compensation Committee to assist the Compensation Committee and management to assess and calibrate our executive pay levels and relative mix of cash and equity compensation relative to public company market norms. The Compensation Committee

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evaluates our executive compensation program at least annually and more frequently if circumstances change related to our business objectives and the competitive environment for talent.

Central to our compensation philosophy is to incentivize and reward the achievement of strategic and financial goals of the Company, which we believe in turn should correlate to an increase in stockholder value over the longer term. To that end, we believe that competitive compensation packages include a combination of base salaries, annual cash bonus opportunities and long-term incentive opportunities in the form of equity awards that are earned over a multi-year period. We approach the design and implementation of our executive compensation program with emphasis on the following principles:

•	recruit and retain an exceptional executive team;

•	incentivize and reward the achievement of strategic and financial goals of the Company, with an emphasis on long-term goals;

•	utilize compensation elements that are directly linked to achievement of corporate objectives, stockholder value creation, and individual performance;

•	simplify the executive compensation program; and

•	align the interests of our executives with those of our stockholders.

Compensation-Setting Process

Role of Management. The Compensation Committee looks to our CEO to make preliminary recommendations regarding compensation for our executive officers other than himself because of his daily involvement with our executive team. As to the CEO, the Compensation Committee works closely with the Committee’s independent compensation consultant and our Chief People Officer to gather data on competitive market practices and to evaluate potential modifications to our compensation program. No executive officer participates directly in the final deliberations or determinations regarding his or her own compensation package.

Role of Our Compensation Committee. Our Compensation Committee oversees all aspects of our compensation program for executive officers, including base salaries, annual cash bonus opportunities and payouts under our annual bonus plan, and the size and design (including the achievement of performance objectives where applicable) of equity awards. The Compensation Committee is also responsible for determining the compensation for our CEO and making recommendations to the Board regarding non-employee director compensation. During 2019, our Compensation Committee held ten meetings and acted by unanimous written consent six times, reflecting the time and attention allocated by the Compensation Committee in evaluating and revising the Company’s executive compensation program.

Compensation Governance. Our Compensation Committee seeks to ensure sound executive compensation practices to adhere to our pay-for-performance philosophy while appropriately managing risk, supporting retention and aligning our compensation with the creation of long-term value for our stockholders. During 2019, our Compensation Committee:

•	was comprised solely of independent directors under the NYSE listing standards;

•	conducted an annual review and approved our compensation strategy; and

•	retained discretion on annual bonus payouts and certain other compensation arrangements to enable it to respond to unforeseen events and adjust compensation as appropriate

Role of Compensation Consultant. During 2019 our Compensation Committee changed its independent compensation consultant from Compensia to FW Cook given FW Cook’s expertise in the financial services industry and to provide a fresh perspective for the Committee as it evaluated the Company’s 2020 executive compensation program. During 2019, either Compensia or FW Cook provided the following services:

•	advised on our non-employee director compensation policies and market practices among publicly-traded companies;

•	advised on our executive compensation policies and market practices among publicly-traded companies;

•
conducted a thorough review of our executive compensation program and recommended changes to the design and structure in light of feedback received from stockholders and to evolve the program towards best practices.

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Neither Compensia nor FW Cook provided any services to us other than the services described above. In April 2019, the Compensation Committee assessed the independence of Compensia pursuant to SEC and NYSE rules and concluded that no conflict of interest exists that would prevent Compensia from independently advising the Compensation Committee. Further, in December 2019, the Compensation Committee assessed the independence of FW Cook pursuant to SEC and NYSE rules and concluded that no conflict of interest exists that would prevent FW Cook from independently advising the Compensation Committee.

Use of Comparative Market Data.

We aim to compensate our executive officers at levels that are commensurate with the levels of compensation for executives in similar positions at a group of peer companies set forth below, with whom we compete for hiring and retaining executive talent. The Compensation Committee uses comparative market data to understand current market levels, trends and practices.

In 2018 our Compensation Committee selected our current compensation peer group, which focuses primarily on companies in the financial and technology sector, with a particular interest in marketplace companies. Our Compensation Committee considered public companies whose business is based in the United States and whose shares are listed on a national securities exchange in the United States because compensation practices vary widely internationally, and considered the revenue, net income and market capitalization of these companies, with a particular focus on companies with significant operations in the San Francisco Bay Area. In our final selection, our Compensation Committee believed it appropriate to select peer companies with financial metrics both above and below our own. We also considered the comparability of our business model, organizational complexities, and operating history.

Based on this assessment, in 2018, our Compensation Committee determined to use the following peer group of companies:

Banc of California, Inc.	Blucora, Inc.
Box, Inc.	Cathay General Bancorp
Ellie Mae, Inc.	Enova International, Inc.
Envestnet, Inc.	Green Dot Corporation
GreenSky, Inc.	Hope Bancorp, Inc.
LendingTree, Inc.	On Deck Capital, Inc.
Pacific Premier Bancorp	Shutterstock, Inc.
SLM Corporation	Yelp, Inc.

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When reviewing and updating the peer group in 2018, the Compensation Committee decided to add a number of companies in the financial services industry to better reflect our business model and the breadth of companies with whom we compete with for talent. The financial services companies added to our peer group are Banc of California, Inc., Cathay General Bancorp, Enova International, Inc., Greensky, Inc., Hope Bancorp, Inc., Pacific Premier Bancorp and SLM Corporation. We believe that our current peer group is appropriately balanced, factoring in market capitalization and financial profile, and reflects our position at the intersection of finance non-banks, traditional banks and technology companies as follows:

Our Compensation Committee is committed to conducting periodic reviews of our peer group, typically once every other year, and expects to conduct a full review of our peer group in 2020 as the evolution of the Company from high growth technology disruptor towards a seasoned financial services company with banking capabilities is accelerated by the Radius transaction. The Committee anticipates that the 2020 peer group review and selection will heavily factor into future executive compensation decisions, especially with respect to our CEO. For 2019, the Compensation Committee continued to utilize the existing peer group, selected in 2018, as it continued to appropriately reflect our current business model and the breadth of companies with whom we compete with for talent.

The Compensation Committee seeks to compensate our executive officers at a level that would allow us to successfully retain the best possible talent to manage and grow our business and drive productivity and efficiency. In setting executive compensation the Compensation Committee periodically assesses how compensation for our executive officers compares against those of our peer group. Our weighting of cash and equity, including our allocation towards equity and between RSUs and PBRSUs, was discussed with and supported by our stockholders. Note, as indicated in the “Executive Compensation Aligned with Corporate Results” section of the Proxy Summary above, that a meaningful portion of our CEO’s 2019 equity compensation was not realized.

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In addition to considering this data, in making compensation decisions, the Compensation Committee also considered the scope of responsibility of each executive officer, our current practice of maintaining appropriate differentiation between the cash packages of our executive officers, as well as the CEO’s and Compensation Committee’s assessment of each executive officer’s performance and impact on the organization. The Compensation Committee believes that the level of target compensation provided to our NEOs was necessary to attract the exceptional talent required to lead the Company, especially in the highly competitive San Francisco Bay Area labor market.

Role of Stockholder Advisory Vote on Executive Compensation

At our 2019 Annual Meeting of Stockholders, we held a non-binding advisory vote on the compensation of our NEOs, commonly referred to as a “say-on-pay” vote. Approximately 46% of the votes cast by stockholders, excluding abstentions and broker non-votes, were voted in favor of our say-on-pay proposal. In addition, as discussed in the section entitled “2019 Stockholder Engagement Regarding Compensation Matters” above on page 28, in the Fall of 2019 we met with several significant stockholders to understand their perspectives on our current executive compensation program. Our Compensation Committee was disappointed in the result of the 2019 say-on-pay vote, and considered the result and the feedback from investors in making a number of changes to our executive compensation program in 2020. The Compensation Committee will consider the outcome of future say-on-pay votes as we evolve our executive compensation philosophy, objectives and design.

Impact of COVID-19

The Compensation Committee designed the 2020 executive compensation program, including the 2020 annual bonus program and 2020 PBRSU program, without the benefit of being able to consider the more recent developments regarding the COVID-19 (coronavirus) pandemic. We will continue to monitor and assess the impact of the coronavirus on our business and the Compensation Committee may reevaluate and adjust as appropriate the 2020 executive compensation program when more information regarding the impact of the coronavirus is known.

Executive Compensation Elements

Elements of Executive Compensation. Our 2019 NEO compensation packages include:

•	base salary;

•	annual cash bonus opportunity; and

•	equity-based compensation in the form of RSUs and PBRSUs.

We believe that our compensation mix supports our objective of focusing on “at-risk” compensation having significant financial upside based on stockholder return and both Company and individual performance. We expect to continue to emphasize equity awards because of the direct link that equity compensation provides between stockholder interests and the interests of our executive officers, thereby motivating our executive officers to focus on increasing value over the long term.

Base Salary. We believe that competitive base salaries are a necessary element of overall compensation in order to attract and retain highly qualified executive officers. While we believe that compensation for the executive team should be weighted towards long-term equity compensation, we recognize the need to broadly align salaries with our peers and the companies we compete with for talent. As we have grown and recruited new executive officers for key roles, we have made competitive adjustments. We believe that the base salaries we offer are appropriate for a publicly traded company based in the San Francisco Bay Area and given the sophistication and complexity of our business.

Name	2019 Annualized Base Salary
Scott Sanborn	$500,000
Thomas Casey	$425,000
Steven Allocca	$450,000
Timothy Bogan	$375,000
Brandon Pace	$350,000

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The Compensation Committee reviews base salaries on at least an annual basis and may adjust them from time to time, if needed, to reflect changes in market conditions, or other factors. In 2019, Mr. Bogan received a base salary increase of $25,000 to reflect the growing importance of and demands on the Chief Risk Officer as the Company pursues its bank charter initiative. None of our executive officers received a base salary increase in 2020.

Annual Cash Bonuses. We use cash bonuses to motivate our executive officers, including NEOs, to achieve our annual financial and operational goals. The funding of the Company wide annual bonus program is based on achievement of corporate performance objectives, and subject to the discretion of the Compensation Committee. Actual NEO bonuses reflect funding of the bonus program based on the achievement of corporate performance objectives, and any discretionary modification based on individual achievement during the year.

Corporate Performance Objectives. In early 2019, our Compensation Committee selected total revenue and Adjusted EBITDA as the two financial measures used to determine the funding of annual cash bonuses for 2019. Target levels of performance were set at the high end of the Company’s publicly announced guidance and required strong year-over-year increases in both our annual total revenue and Adjusted EBITDA.

Our Compensation Committee believed that the achievement of the performance metrics at the target levels would require excellent leadership, effective management and a clear focus on driving and achieving results during a period of uncertainty. The following chart shows the minimum, satisfactory, target and maximum achievement levels set by the Compensation Committee for 2019 Annual Cash Bonus Program, as well as actual achievement.

2019 Annual Cash Bonus Program - Achievement Table*
Measure / Weighting	Minimum Performance	Satisfactory Performance	Target Performance	Maximum Performance	Actual Performance	% of Target Achieved
Adjusted EBITDA (50%)	$67.5 million	$108 million	$135 million	$202.5 million	$135 million	100%
Revenue (50%)	$397.5 million	$636 million	$795 million	$1.1925 billion	$759 million	95.5%
Payout Percentage	0%	80%	100%	150%	—	98.0%

*	Straight-line interpolation for achievement between minimum and satisfactory, satisfactory and target, and target and maximum, with program funding at 0% in the event of minimum or below achievement.

Individual Performance Measures. We expect a high level of performance from each of our executive officers in carrying out his or her respective responsibilities and each executive officer is evaluated based on his or her overall performance. Our CEO evaluates each executive officer’s individual performance (other than his own) and compensation level and, for purposes of determining annual cash bonus payouts, makes a recommendation to our Compensation Committee. The Compensation Committee ultimately determines the individual performance for all NEOs. The impact of individual performance on an individual NEO’s bonus amount modifies the amount otherwise payable based on actual corporate achievement. The maximum upward discretionary adjustment is 50% for a total of 150% of the target amount; however, there is no limitation on the downward discretionary adjustment (i.e., the Compensation Committee retains the discretion to pay an individual NEO zero bonus regardless of corporate achievement).

For 2019, the NEOs showed extraordinary leadership in growing the business to the highest revenue in the Company’s history, building on the compliance foundation to allow us to responsibly grow in the future, and executing on the Company’s profitability and bank charter initiatives.

Annual Cash Bonuses for the 2019 Performance Period

In early 2020, our Compensation Committee reviewed our actual performance for the year ended December 31, 2019 against our corporate performance goals and determined that we achieved 95.5% of our revenue target and 100% of our Adjusted EBITDA target, yielding a blended rate of approximately 98% of corporate performance achievement. The Compensation Committee applied no discretion and funded our bonus pool at 98% of target.

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Based on performance against the pre-defined financial metrics described above and in recognition of their significant individual contributions in furthering the Company’s performance and strategy, all of our executive officers received a payment under the annual incentive plan at the actual corporate funding level of 98% (i.e., the Compensation Committee did not apply any discretion (upwards or downwards) on the individual bonus payments to our NEOs based on their individual performance).

The following table sets forth the 2019 annual cash bonuses paid in the first quarter of 2020 to each of our NEOs:

Name	Eligible Salary ($)	Bonus Target (%)	Bonus Target ($)	Bonus Achievement (%)	Total Bonus Payout ($)
Scott Sanborn	500,000	100	500,000	98	490,000
Thomas Casey	425,000	75	318,750	98	312,375
Steven Allocca	450,000	75	337,500	98	330,750
Timothy Bogan	375,000	65	243,750	98	238,875
Brandon Pace	350,000	65	227,500	98	222,950

Equity Compensation

Typically, most of our executive officers’ target total direct compensation is delivered through equity awards. This approach aligns our executive team’s contributions with our stockholders’ long-term interests, attracts executives of the highest caliber and retains them for the long term. In granting annual equity awards, the Compensation Committee considers, among other things, the executive officer’s cash compensation, the need to create a meaningful opportunity for reward predicated on the creation of long-term stockholder value, our financial results, an evaluation of the expected and actual performance of each executive officer, his or her individual contributions and responsibilities and market conditions.

All share amounts below and elsewhere in this Proxy Statement reflect a 1-for-5 reverse stock split of LendingClub’s common stock that became effective on July 5, 2019 (the “Reverse Stock Split”).

2019 Equity Awards

Restricted Stock Units

Based on guidance from Compensia with respect to the practices of our peer group and the recommendations of Mr. Sanborn (who did not participate in discussions regarding his own equity compensation) based on the individual performance of each of the NEOs, the Compensation Committee granted equity awards as part of our Company-wide annual equity program, in the form of RSUs and PBRSUs (discussed in more detail below), to each of our NEOs. On February 24, 2019, the Compensation Committee granted 159,745 RSUs to Mr. Sanborn, 143,770 RSUs to Mr. Casey, 119,809 RSUs to Mr. Allocca, 95,847 RSUs to Mr. Bogan, and 91,055 RSUs to Mr. Pace. The RSUs vest over four years, with 1/16th of the RSUs vesting on May 25, 2019, and an additional 1/16th of the RSUs vesting each quarter thereafter, subject to continued service through each vesting date. With respect to Mr. Casey, his RSUs granted in 2019 provide for an additional year of vesting following a termination of service, subject to certain criteria, including a minimum number of years of age and service with the Company and certain transition assistance.

Performance-Based Restricted Stock Units

2017-2019 Program Design

In our conversations with stockholders this past year, many expressed support for the structure of our 2019 PBRSU program, particularly for current performance periods and criteria which were designed to reflect the rapid evolution of the Company and the fintech space. The below graphic illustrates the evolution of our PBRSU program from 2017 to 2019.

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Summary of 2017-2019 PBRSU Awards

2020 Program Design

As described above, during our 2019 outreach effort, certain stockholders indicated a preference to see the PBRSU program evolve by lengthening the performance periods to be multi-year, eliminating overlapping metrics with the Company’s annual incentive program and including a profitability oriented financial metric given the Company’s focus to achieve and maintain profitability. This sentiment was consistent with the development of the compensation philosophy the Compensation Committee had already been addressing. In response to stockholder feedback, in 2020 the Committee made a number of enhancements to the PBRSU Program, outlined below:

	2019 PBRSU Design	2020 PBRSU Design
Overall Weight	• CEO: 50% of equity • NEOs: 25% of equity	• CEO: 55% of equity • NEOs: 30% of equity
Metrics & Weights	• 25% Relative TSR, with target payout requiring 50th percentile performance	• 35% Relative TSR, with target payout requiring 55th percentile performance
	• 75% Profitable Growth (Revenue & EBITDA Margin)	• 65% Adjusted Net Income
Performance Period	• 1-year performance period + additional 2-year time-based vesting period	• TSR: 3-year performance period • Adjusted Net Income: 2-year performance period + additional 1-year time-based vesting period
Maximum Achievement	• 200% of target	• 125% of target

In 2020, a portion of the equity awards granted to every member of the Company’s executive team, including each NEO, will be in the form of these enhanced PBRSUs. The Company closely monitors and evaluates the structure of its PBRSU program and will continue doing so as the Company and the fintech space matures and evolves.

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2019 Program Participation and Achievement

For 2019, the Compensation Committee expanded the use of PBRSUs to all of the NEOs. Specifically, in 2019, 50% of the grant date fair value of equity awards granted to the CEO and 25% of the grant date fair value of equity awards granted to our other NEOs was in the form of PBRSUs. These awards were structured so that the PBRSUs would become earned only to the extent that certain pre-established performance targets were met for the 2019 performance period. The performance targets for the 2019 PBRSUs were relative TSR and profitable growth, which is a combination of revenue growth and Adjusted EBITDA Margin. The performance period was January 1, 2019 to December 31, 2019 for the profitable growth performance metric and March 1, 2019 to February 29, 2020 for the total stockholder return performance metric. The Compensation Committee established performance targets for the 2019 award of PBRSUs based on total stockholder return relative to the NASDAQ Composite stock market index and profitable growth, with total stockholder return weighted at 25% and profitable growth weighted at 75%, respectively, of the grant date fair value of the award.

Adjusted EBITDA is a non-GAAP financial measure and as used in our 2019 PBRSU program is defined as net income (loss) attributable to LendingClub before (1) depreciation, impairment and amortization expense, (2) stock-based compensation expense, (3) income tax expense (benefit), (4) acquisition related expenses, (5) legal, regulatory and other expense related to legacy issues, (6) cost structure simplification expense, (7) goodwill impairment and (8) income or loss attributable to noncontrolling interests.

If the performance targets are met, any earned PBRSUs would be subject to time-vesting over an approximately two-year period, with 25% vesting on May 25, 2020 and an additional 12.5% vesting each quarter thereafter. Any unearned PBRSUs would be forfeited. With respect to Mr. Casey, his PBRSUs granted in 2019 provide for an additional year of time-based vesting on any earned shares following a termination of service, subject to certain criteria, including a minimum number of years of age and service with the Company and certain transition assistance.

The following chart shows the minimum, target and maximum vesting levels for TSR and profitable growth set by the Compensation Committee for the 2019 PBRSUs, the actual results for each measure and the corresponding percentage of target achieved.

2019 PBRSU Program - Achievement Table*
Measure / Weighting	Threshold Performance	Target Performance	Maximum Performance	Actual Performance	% of Target Achieved
TSR (25%)	25th percentile	50th percentile	80th percentile	~27th percentile	29.2%
Profitable Growth (75%)	20%	32%	40%	27%	58.3%
Payout Percentage	25%	100%	200%	—	51.0%

*
Straight-line interpolation for achievement between threshold and target or between target and maximum, with the entire portion of the award based on each metric being fully forfeited if the level of performance was below threshold for that metric.

On February 24, 2019, Messrs. Sanborn, Casey, Allocca, Bogan and Pace were granted a total of 159,746, 47,924, 39,937, 31,950 and 30,352 target PBRSUs respectively. Based on actual performance, detailed above, 29.2% of the portion of the PBRSU award based on relative total stockholder and 58.3% of the portion of the PBRSU award based on profitable growth was earned. In aggregate, based on actual performance, 51% of the target PBRSU award in 2019 was earned (81,519 shares for Mr. Sanborn, 24,462 shares for Mr. Casey, 20,384 shares for Mr. Allocca, 16,310 shares for Mr. Bogan and 15,494 shares for Mr. Pace) and will vest over an approximately two-year period, with 25% vesting on May 25, 2019 and an additional 12.5% vesting each quarter thereafter, subject to continuous service through each vesting date. The remaining 49% of the award (78,227 shares for Mr. Sanborn, 23,462 shares for Mr. Casey, 19,553 shares for Mr. Allocca, 15,640 shares for Mr. Bogan and 14,858 shares for Mr. Pace) was forfeited.

2018 Program Achievement

In Q1 2019 the Compensation Committee determined that 71.7% of the PBRSUs granted in 2018 were earned and subject to time-based vesting, and that the remaining 28.3% of 2018 PBRSUs were forfeited.

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Other Compensation Information

Benefits Programs

Our employee benefits programs, including our 401(k) plan and health and well-being programs, are designed to provide a competitive level of benefits to our employees, including our executive officers and their families. We adjust our employee benefit programs as needed based on regular monitoring of applicable laws and practices and the competitive market. Our executive officers are entitled to participate in the same employee benefit plans, and on the same terms and conditions, as all other full-time employees.

Perquisites and Other Personal Benefits

Currently, we do not view perquisites or other personal benefits as a significant component of our executive compensation program. Accordingly, we do not generally provide perquisites to our executive team. In the future, we may provide perquisites or other personal benefits in limited circumstances, such as where we believe it is appropriate to assist an individual executive in the performance of his or her duties, to make our executive team more efficient and effective and for recruitment, motivation or retention purposes.

Employment Agreements

We have entered into employment agreements with each of the NEOs. These agreements provide for “at-will” employment and generally include the NEO’s initial base salary, an initial equity award and an indication of eligibility for an annual cash incentive award opportunity. These employment agreements also provide for payments upon a qualifying termination of employment, including in connection with a change in control of our Company. We believe that entering into these arrangements will help our executives maintain continued focus and dedication to their responsibilities to help maximize stockholder value if there is a potential transaction that could involve a change in control of our Company. For a summary of the material terms and conditions of these agreements, see “Executive Compensation – Employment Agreements,” below.

162(m) Tax Deductibility

Section 162(m) of the Internal Revenue Code generally limits the amount the Company may deduct for compensation paid to the Company’s principal executive officer, principal financial officer and certain other executive officers during the taxable year to $1 million per executive (other than with respect to certain qualifying performance-based compensation that is provided pursuant to a written binding contract in effect on November 2, 2017, and not materially modified after that date). Our Compensation Committee believed that it should not be constrained by the requirements of Section 162(m) where those requirements may impair flexibility in compensating our executive officers in a manner that can best promote our corporate objectives. Therefore, our Compensation Committee has not adopted a policy that requires that all compensation be deductible and, accordingly, income recognized from equity or other awards granted after April 1, 2015 may be non-deductible. Our Compensation Committee continues to assess the impact of the amendments to Section 162(m) and other changes contained in the Tax Cuts and Jobs Act on the Company’s executive compensation programs in the future and, in any event, retains the discretion to provide compensation which may not be deductible by reason of Section 162(m).

Accounting Considerations

We account for stock-based compensation in accordance with FASB ASC Topic 718 Compensation – Stock Compensation, which requires us to recognize compensation expense for share-based payments. The Compensation Committee regularly considers the accounting implications of significant compensation decisions, including taking into account FASB ASC Topic 718 in determining the amounts of equity compensation awards granted to executives and employees.

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Compensation Risk Assessment

Our management team evaluates and mitigates any risk that may exist relating to our compensation plans, practices and policies for all employees, including our NEOs. Management assesses all of our executive, sales and broad-based compensation plans to determine if any provisions or practices create undesired or unintentional risk of a material nature. This risk assessment process includes a review of plan design, including business drivers and performance measures. Incentive compensation plan design varies across our business based on differing goals established for particular business functions. Incentive compensation targets are reviewed annually and adjusted as necessary to align with our company performance goals and overall compensation to ensure an appropriate balance between fixed and variable pay components and between short- and long-term incentives. Our management has concluded that these policies and practices do not create risk that is reasonably likely to have a material adverse effect on us.

Additional Governance Measures

Clawback Policy. In September 2017, the Board adopted an Incentive Recoupment Policy (the “Clawback Policy”), which was enhanced in December 2019. The Clawback Policy provides the Board the right to recoup certain executive incentive compensation in the event of an accounting restatement of the Company’s consolidated financial statements resulting from material non-compliance with any financial reporting requirements under the securities laws. Incentive compensation that may be subject to the Clawback Policy includes any compensation that is granted, earned or vested based wholly or in part upon the attainment of any financial reporting measure. In December 2019, the Clawback Policy was enhanced to align with best practices by covering instances of management fraud or misconduct that result in significant reputational harm unrelated to a financial restatement.

Stock Ownership Guidelines. The Compensation Committee adopted stock ownership guidelines in December 2017 and enhanced the guidelines in December 2019. Under the guidelines, the CEO should hold equity with a value of six times base salary; the CFO should hold equity with a value of three times base salary; and all other Section 16 executives should hold equity with a value of two times base salary. Executives are permitted five years from the later of the adoption of the enhanced guidelines or the date of hiring to meet the holding requirements. Prior to meeting the holding requirements, such executives are not permitted to sell more than fifty percent of the after-tax value from any equity vesting event. All executives are in compliance with this policy, and either meet the suggested ownership levels currently or have additional time to accumulate equity to meet the ownership levels.

Hedging and Pledging Policy. The Company’s insider trading policy prohibits directors, officers, and other employees from engaging in transactions in publicly-traded options (such as puts and calls) and other derivative securities relating to our common stock. This policy prohibits short sales and extends to cover any hedging or similar transaction designed to decrease the risks associated with holding our securities. In addition, our officers and directors are prohibited from pledging any of our securities as collateral for a loan and from holding any of our securities in a margin account.

Option Repricing Policy. Although the Company has discontinued the use of stock options, a number of stock options remain outstanding and certain of such stock options have per share exercise prices in excess of the current per share price of the Company’s common stock. Although the Company has no intention to reprice these outstanding underwater stock options, in response to stockholder feedback to migrate the Company’s compensation and governance policies to best practices, in December 2019, the Company amended its stock plans to require a stockholder vote to approve repricing any outstanding stock option.

Gross Up and Minimum Vesting Period Policies: In December 2019 the Company adopted a number of policies intended to be responsive to stockholder feedback encouraging the Company to evolve certain compensation related policies to more closely align with best practices. In addition to those described above, the Company adopted: (i) a policy requiring that all new hire employee equity awards have a minimum vesting cliff of at least 1-year, subject to certain limited exceptions, and (ii) a policy prohibiting tax gross-ups for Section 16 executives, other than for imputed income in connection with a relocation.

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Compensation Tables

Summary Compensation Table

The following table provides information regarding the compensation earned by each of our NEOs during the year ended December 31, 2019, and, to the extent required under the SEC executive compensation disclosure rules, the years ended December 31, 2018 and 2017:

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards(1)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)(2)	All Other Compensation ($)(3)	Total ($)(4)
Scott Sanborn	2019	500,000	—	5,123,439	—	490,000	5,000	6,118,439
Chief Executive Officer	2018	500,000	—	5,024,014	—	520,000	5,000	6,049,014
	2017	500,000	250,000	5,872,000	—	—	6,620	6,628,620

Thomas Casey	2019	425,000	—	3,037,033	—	312,375	7,625	3,782,033
Chief Financial Officer	2018	425,000	—	4,009,609	—	385,000	870,100	5,689,709
	2017	425,000	300,000	—	—	—	3,272,459	3,997,459

Steven Allocca	2019	450,000	—	2,530,875	—	330,750	733	3,312,358
President	2018	450,000	300,000	2,500,001	—	350,000	187,332	3,787,333
	2017	275,000	800,000	6,000,004	—	—	3,104,237	10,179,241

Timothy Bogan(5)	2019	370,833	—	2,024,706	—	238,875	5,608	2,640,022
Chief Risk Officer	2018	350,000	—	2,250,001	—	275,000	5,667	2,880,668
	2017	350,000	250,000	—	—	300,000	5,535	905,535

Brandon Pace	2019	350,000	—	1,923,467	—	222,950	5,503	2,501,920
General Counsel and Corporate Secretary

(1)
The amounts reported in this column do not reflect the amounts actually received by our NEOs. The amounts instead reflect the aggregate grant date fair value of RSUs and/or PBRSUs, as applicable, granted during the applicable fiscal year, computed in accordance with the FASB ASC Topic 718. Assumptions used in the calculations for RSUs and PBRSUs granted during 2019 are included in “Note 16. Employee Incentive and Retirement Plans” to the Consolidated Financial Statements included in our Annual Report. The amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. The grant date fair value for RSUs is measured based on the closing fair market value of our common stock on the date of grant. The amounts reported for 2019 includes the grant date fair value of PBRSUs granted in February 2019, based on the probable outcome of the performance conditions to which such PBRSUs are subject to which is the target level of performance. Assuming the maximum level of performance is achieved under the applicable performance measures for the PBRSU awards, the grant date fair value of the PBRSU awards granted to Messrs. Sanborn, Casey, Allocca, Bogan and Pace is $5,246,860, $1,574,064, $1,311,728, $1,049,400 and $996,912, respectively. Based on the actual level of 2019 performance, Messrs. Sanborn, Casey, Allocca, Bogan and Pace earned approximately $1.31 million, $0.39 million, $0.33 million, $0.26 million and $0.25 million of PBRSUs, respectively, and forfeited approximately $1.31 million, $0.39 million, $0.33 million, $0.26 million and $0.25 million of PBRSUs, respectively (or approximately $3.94 million, $1.18 million, $0.98 million, $0.79 million and $0.75 million of PBRSUs, respectively assuming maximum level of performance), as valued based on their grant date fair value. For more information regarding the PBRSUs, see “Compensation Discussion and Analysis – Executive Compensation Elements – Equity Compensation – Performance-Based Restricted Stock Units.” See footnote 4 below for adjustments to 2017/2018 compensation for Messrs. Sanborn and Casey.

(2)
The amounts reported in this column represent annual cash bonuses that were earned during the specified year and paid in the following year. For more information regarding the awards for 2019, see “Compensation Discussion and Analysis – Executive Compensation Elements – Annual Cash Bonuses.”

(3)	The amounts reported in this column for 2019 include the following:

(i)	Matching contributions made by the Company to the Company’s 401(k) savings plan in the amount of $5,000 for each of Messrs. Sanborn, Casey, Bogan and Pace;

(ii)	Parking benefits for Mr. Casey; and

(iii)	Well-fitness benefits for each of Messrs. Allocca, Bogan and Pace, for their participation in a wellness program available to all Company employees.

(4)
The “Total” amount for (i) Mr. Sanborn has been decreased by $128,004 for 2017 and increased by $24,012 for 2018 and (ii) Mr. Casey has been increased by $9,605 for 2018; to reflect the corrected grant date fair value of the TSR portion of the 2017 PBRSUs granted to Mr. Sanborn and 2018 PBRSUs granted to Messrs. Sanborn and Casey.

(5)
Mr. Bogan was a named executive officer in 2017, but not 2018. As previously disclosed, Mr. Bogan will transition from his current role as the Chief Risk Officer to Chief Banking Integration Officer, a non-executive role within the Company, on July 1, 2020.

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Grants of Plan-Based Awards in 2019

The following table sets forth certain information regarding grants of plan-based awards to our NEOs during 2019. All share amounts below reflect the Reverse Stock Split.

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)
Name	Award Type	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	All Other Stock Awards: Number of Shares of Stock	Grant Date Fair Value of Stock and Option Awards ($)(3)
Scott Sanborn	Cash	N/A	—	500,000	750,000				—	—
	RSUs	2/24/19	—	—	—				159,745	2,500,009
	PBRSUs	2/24/19	—	—	—	9,984	159,746	319,492	—	2,623,430

Thomas Casey	Cash	N/A	—	318,750	478,125				—	—
	RSUs	2/24/19	—	—	—				143,770	2,250,001
	PBRSUs	2/24/19	—	—	—	2,995	47,924	95,848	—	787,032

Steven Allocca	Cash	N/A	—	337,500	506,250				—	—
	RSUs	2/24/19	—	—	—				119,809	1,875,011
	PBRSUs	2/24/19	—	—	—	2,496	39,937	79,874	—	655,864

Timothy Bogan	Cash	N/A	—	243,750	365,625				—	—
	RSUs	2/24/19	—	—	—				95,847	1,500,006
	PBRSUs	2/24/19	—	—	—	1,997	31,950	63,900	—	524,700

Brandon Pace	Cash	N/A	—	227,500	341,250				—	—
	RSUs	2/24/19	—	—	—				91,055	1,425,011
	PBRSUs	2/24/19	—	—	—	1,897	30,352	60,704	—	498,456

(1)
Awards are granted under the Annual Cash Bonus program. The non-equity incentive plan provides no minimum payment threshold. However as disclosed in “Compensation Discussion and Analysis – Executive Compensation Elements – Annual Cash Bonuses” above, the non-equity incentive plan does provide for a satisfactory achievement which has a straight-line interpolation to both minimum and target achievement. At satisfactory achievement, the payment amount is $400,000, $255,000, $270,000, $195,000 and $182,000 for Messrs. Sanborn, Casey, Allocca, Bogan and Pace respectively. “Target” is a dollar value based on the NEO’s target bonus percentage and base salary in effect on December 31, 2019. This amount assumes achievement of target corporate and individual performance measures and is pro-rated for the period employed during 2019. The maximum award is 150% of target for all NEOs. Actual non-equity incentive plan awards received for the fiscal 2019 period were $490,000, $312,375, $330,750, $238,875 and $222,950 for Messrs. Sanborn, Casey, Allocca, Bogan and Pace, respectively. For more information regarding the achievement of these non-equity incentive plan awards, see “Compensation Discussion and Analysis – Executive Compensation Elements – Annual Cash Bonuses.”

(2)
Awards are granted under the 2014 Equity Incentive Plan. With respect to the PBRSUs granted to Messrs. Sanborn, Casey, Allocca, Bogan and Pace, indicated threshold, target and maximum amounts correspond to the number of PBRSUs that would be earned in the event that specified minimum, target and maximum levels, respectively, were achieved. With respect to the threshold level, the number of PBRSUs indicated assumes threshold performance for the “TSR” criteria and below threshold performance for the “Profitable Growth” criteria. For more information regarding the PBRSUs, see “Compensation Discussion and Analysis – Executive Compensation Elements – Equity Compensation – Performance-Based Restricted Stock Units.”

(3)
The amounts reported in this column represent the aggregate grant date fair value of each award, without regard to forfeitures and computed in accordance with FASB ASC Topic 718. Assumptions used in the calculation of this amount are included in “Note 16. Employee Incentive and Retirement Plans” to the Consolidated Financial Statements included in our Annual Report. Note that the amounts reported in this column reflect the accounting cost for these awards and do not correspond to the actual economic value that may be received by the NEO. The grant date fair value for RSUs is measured based on the closing fair market value of our common stock on the date of grant. The amount reported for 2019 includes the grant date fair value of PBRSUs granted in February 2019, based on the probable outcome of the performance conditions to which such PBRSUs are subject to which is the target level of performance. Assuming the maximum level of performance is achieved under the applicable performance measures for the PBRSU awards, the grant date fair value of the PBRSU awards granted to Messrs. Sanborn, Casey, Allocca, Bogan and Pace is

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2020 PROXY STATEMENT | EXECUTIVE COMPENSATION – COMPENSATION TABLES

$5,246,860, $1,574,064, $1,311,728, $1,049,400 and $996,912, respectively. Based on the actual level of 2019 performance, Messrs. Sanborn, Casey, Allocca, Bogan and Pace earned approximately $1.31 million, $0.39 million, $0.33 million, $0.26 million and $0.25 million of PBRSUs, respectively, and forfeited approximately $1.31 million, $0.39 million, $0.33 million, $0.26 million and $0.25 million of PBRSUs, respectively (or approximately $3.94 million, $1.18 million, $0.98 million, $0.79 million and $0.75 million of PBRSUs, respectively assuming maximum level of performance), as valued based on their grant date fair value. For more information regarding the PBRSUs, see “Compensation Discussion and Analysis - Executive Compensation Elements - Equity Compensation - Performance-based Restricted Stock Units.”

LENDINGCLUB CORPORATION | 44

2020 PROXY STATEMENT | EXECUTIVE COMPENSATION – COMPENSATION TABLES

2019 Outstanding Equity Awards at Fiscal Year End

The following table sets forth certain information regarding outstanding equity awards held by our NEOs that remained outstanding as of December 31, 2019. All share amounts below reflect the Reverse Stock Split.

		Option Awards					Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($) (1)
Scott Sanborn	05/28/2010	140,873	(2)	—	0.5125	05/28/2020	—		—
	10/16/2012	158,000	(2)	—	3.475	10/16/2022	—		—
	02/24/2014	270,188	(2)	—	24.95	02/24/2024	—		—
	02/26/2016	219,926	(3)	12,284	42.05	02/26/2026	—		—
	03/03/2016	11,899	(2)	—	47.80	03/03/2026	—		—
	05/14/2016	—		—	—		35,614	(4)	449,449
	02/24/2017	—		—	—		34,404	(5)	434,178
	02/24/2017	—		—	—		22,844	(6)	288,291
	02/24/2018	—		—	—		53,526	(7)	675,498
	02/24/2018	—		—	—		83,956	(8)	1,059,525
	02/24/2019	—		—	—		129,793	(9)	1,637,988
	02/24/2019	—		—	—		81,519	(10)	1,028,770

Thomas Casey	09/26/2016	168,730	(11)	38,939	30.55	09/26/2026	—		—
	09/26/2016	—		—	—		8,286	(11)	104,569
	02/24/2018	—		—	—		100,747	(7)	1,271,427
	02/24/2018	—		—	—		21,409	(8)	270,182
	02/24/2019	—		—	—		116,814	(9)	1,271,427
	02/24/2019	—		—	—		24,462	(10)	308,710

Steven Allocca	05/28/2017	—		—	—		80,502	(12)	1,015,935
	02/24/2018	—		—	—		83,956	(7)	1,059,525
	02/24/2019	—		—	—		97,345	(9)	1,228,494
	02/24/2019	—		—	—		20,384	(10)	257,246

Timothy Bogan	08/04/2014	27,207	(2)	—	44.70	08/04/2024	—		—
	02/26/2016	10,995	(3)	733	42.05	02/26/2026	—		—
	08/25/2016	29,571	(11)	6,824	27.60	08/25/2026	—		—
	02/26/2016	—		—	—		1,115	(3)	14,071
	08/25/2016	—		—	—		13,588	(11)	171,481
	02/24/2018	—		—	—		75,561	(8)	953,580
	02/24/2019	—		—	—		77,876	(9)	982,795
	02/24/2019	—		—	—		16,310	(10)	205,832

Brandon Pace	02/24/2017	—		—	—		13,762	(13)	173,676
	02/24/2018	—		—	—		28,546	(7)	360,251
	02/24/2019	—		—	—		73,983	(9)	933,665
	02/24/2019	—		—	—		15,494	(10)	195,534

(1)	Calculated based on the closing price of $12.62 of our common stock on December 31, 2019.

(2)	Fully vested.

(3)	Becomes fully vested after four years, with 1/16th vesting on May 25, 2016, and 1/16th vesting quarterly thereafter.

(4)	Becomes fully vested after four years, with 1/16th vesting on August 12, 2016, and 1/16th vesting quarterly thereafter.

(5)	Becomes fully vested after four years, with 1/16th vesting on May 25, 2017, and 1/16th vesting quarterly thereafter.

(6)	Earned as a result of the Company’s achievement of certain performance criteria for 2017. Becomes fully vested after two years, with 50% vesting on each of January 1, 2019 and January 1, 2020.

(7)	Becomes fully vested after four years, with 1/16th vesting on May 25, 2018, and 1/16th vesting quarterly thereafter.

(8)
Earned as a result of the Company’s achievement of certain performance criteria from January 1, 2018 through February 28, 2019. Becomes fully vested after approximately two years, with 1/4th vesting on May 25, 2019, and 1/8th vesting quarterly thereafter.

(9)	Becomes fully vested after four years, with 1/16th vesting on May 25, 2019, and 1/16th vesting quarterly thereafter.

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2020 PROXY STATEMENT | EXECUTIVE COMPENSATION – COMPENSATION TABLES

(10)
Earned as a result of the Company’s achievement of certain performance criteria from January 1, 2019 through February 29, 2020. Becomes fully vested after approximately two years, with 1/4th vesting on May 25, 2020, and 1/8th vesting quarterly thereafter.

after.

(11)	Becomes fully vested after four years, with 1/16th vesting on November 25, 2016, and 1/16th vesting quarterly thereafter.

(12)	Becomes fully vested after four years, with 1/16th vesting on August 25, 2017, and 1/16th vesting quarterly thereafter.

(13)	Becomes fully vested after four years, with 1/4th vesting on February 25, 2018, and 1/16th vesting quarterly thereafter.

2019 Option Exercises and Stock Vested

The following table sets forth for each of our NEOs the number of shares of our common stock acquired and the aggregate value realized upon the exercise of stock options and the vesting of stock awards during 2019. All share amounts below reflect the Reverse Stock Split.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($) (1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($) (2)
Scott Sanborn	98,000	1,226,655	242,379	3,559,440
Thomas Casey	—	—	104,189	1,478,842
Steven Allocca	—	—	113,445	1,618,202
Timothy Bogan	—	—	74,251	1,056,681
Brandon Pace	—	—	40,768	576,766

(1)
The value realized on exercise represents the difference between the aggregate market price of the shares underlying the options exercised on the date of exercise and the aggregate price of the option.

(2)	The value realized upon the vesting and settlement of an RSU represents the aggregate market price of the shares of our common stock on the date of settlement.

CEO Pay Ratio Disclosure

In accordance with Item 402(u) of Regulation S-K, the Company is providing the following information for fiscal 2019:

•	The median of total compensation of all employees, excluding the CEO: $143,414;

•	The annual total compensation of the CEO: $6,118,439; and

•	The ratio of CEO total compensation to median employee total compensation: 43 to 1.

Our CEO pay ratio information is a reasonable good faith estimate calculated in a manner consistent with the SEC pay ratio rules and methods for disclosure. In order to determine the median employee from a compensation perspective, the Company examined annualized cash compensation (salary, wages and cash bonuses) in the 2019 calendar year for all employees, excluding our CEO, employed as of December 31, 2019 (“Determination Date”). On the Determination Date, our employee population consisted of 1,492 individuals, all of whom were located in the United States. This population consisted of our full-time, part-time, and temporary employees.

The Company determined that its median employee from a compensation perspective serves in a finance role. While the methodology we used to select the median employee remained the same as last year and there has been not been a change in our employee population or compensation arrangements that we believe would significantly change this disclosure, we selected a new median employee this year to ensure the pay ratio accurately reflects the compensation of our median employee based on our 2019 employee population.

To identify the “median employee,” we utilized the amount of base salary, wages and cash bonuses our employees received, as reflected in our payroll records through the Determination Date and annualized such amounts for any individual hired during 2019. Once we identified our median employee, we combined all of the elements of such employee’s compensation for 2019 to determine the median employee total compensation in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K and compared such total compensation to the total compensation of our CEO, as reported in the Summary Compensation Table.

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2020 PROXY STATEMENT | EXECUTIVE COMPENSATION – EMPLOYMENT AGREEMENTS

Employment Agreements

We have entered into employment agreements or offer letters with each of our NEOs. These agreements provide for at-will employment, a base salary and initial equity award in amounts determined by our Compensation Committee, a cash bonus based on a target percentage of the NEO’s then-current base salary determined by our Compensation Committee and standard employee benefit programs.

If Mr. Sanborn is terminated without cause or for good reason within 12 months following a change in control, he will be entitled to receive (i) a lump sum payment equal to 18 months of his base salary (as in effect immediately prior to the change in control or termination, whichever is greater), (ii) a lump sum payment equal to the greater of 150% of his target bonus or most recent actual bonus payout, (iii) 18 monthly cash payments equal to the monthly COBRA premium at the time of his termination and (iv) accelerated vesting with respect to all of his unvested equity awards. If Mr. Sanborn is terminated without cause or for good reason not within 12 months following a change in control, he will be entitled to receive (i) a lump sum payment equal to 12 months of his base salary, (ii) a lump sum payment of the pro-rated amount of his bonus as if he had been employed through the calendar year, to be determined in our sole discretion and (iii) 12 monthly cash payments equal to the monthly COBRA premium at the time of his termination.

If Mr. Allocca is terminated without cause or for good reason within 12 months following a change in control, he will be entitled to receive (i) a lump sum payment equal to 12 months of his base salary (as in effect immediately prior to the change in control or termination, whichever is greater), (ii) a lump sum payment equal to the greater of 100% of his target bonus or most recent actual bonus payout, (iii) 12 monthly cash payments equal to the monthly COBRA premium at the time of his termination and (iv) accelerated vesting with respect to all of his unvested equity awards. If Mr. Allocca is terminated without cause or for good reason not within 12 months following a change in control, he will be entitled to receive (i) a lump sum payment equal to 12 months of his base salary, (ii) a lump sum payment equal to 100% of his target bonus, and (iii) 12 monthly cash payments equal to the monthly COBRA premium at the time of his termination.

If an NEO other than Messrs. Sanborn or Allocca is terminated without cause or resigns with good reason within 12 months following a change in control, he or she will be entitled to receive (i) a lump sum payment equal to 12 months of the NEO’s base salary (as in effect immediately prior to the change in control or termination, whichever is greater), (ii) a lump sum payment equal to the greater of 100% of the NEO’s target bonus or most recent actual bonus payout, (iii) 12 monthly cash payments equal to the monthly COBRA premium at the time of the NEO’s termination and (iv) accelerated vesting with respect to all of the NEO’s unvested equity awards. If an NEO other than Messrs. Sanborn or Allocca is terminated without cause or for good reason not within 12 months following a change in control, he or she will be entitled to receive (i) a lump sum payment equal to six months of the NEO’s base salary, (ii) a lump sum payment of the pro-rated amount of the NEO’s bonus as if he or she had been employed through the calendar year, to be determined in our sole discretion (or with respect to Mr. Casey, a lump sum payment of his pro-rated target bonus) and (iii) six monthly cash payments equal to the monthly COBRA premium at the time of the NEO’s termination.

All payments upon termination are subject to the NEO’s return of our property and release of claims against us. If the NEO’s employment is terminated either by the Company for cause or by the NEO without good reason, then he or she will not receive any payments upon termination. Under the employment agreements, the NEOs are also subject to covenants regarding confidentiality, invention assignment and prohibition on solicitation of our employees or independent contractors for a period of six months following the termination of employment.

Under the employment agreements, “cause” means: (i) conviction in a criminal proceeding involving fraud, embezzlement, bribery, forgery, counterfeiting, extortion, dishonesty or moral turpitude, or any felony or misdemeanor charge; (ii) any act or omission by the NEO involving dishonesty, disloyalty or fraud; (iii) a breach of fiduciary duty; (iv) substantial, willful or repeated disregard of the lawful and reasonable directives of our Board or (other than for the CEO) our CEO clearly communicated in writing to the NEO, if not remedied within 30 days of the notice; (v) a breach of any non-solicitation or other restrictive covenant set forth in any agreement between the NEO and us, if not cured within 30 days of the notice; (vi) gross negligence or willful misconduct with respect to us or our customers, clients, contractors or vendors; (vii) an order, ruling or determination by a government body, court or self-regulatory organization that imposes a bar or disqualification on the NEO’s employment with us; (viii) violation of our policies against unlawful discrimination and harassment; (ix) repeated alcohol or substance abuse while performing services for us; or (x) abandonment or gross dereliction of work duties.

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2020 PROXY STATEMENT | EXECUTIVE COMPENSATION – EMPLOYMENT AGREEMENTS

Under the employment agreements, “change in control” means: (i) any merger or consolidation of us with or into another entity (other than any such merger or consolidation in which our stockholders immediately prior to such merger or consolidation continue to hold at least a majority of the voting power of the outstanding capital stock or other ownership interests in the surviving corporation); (ii) any sale, transfer or other disposition, in a single transaction or series of related transactions, of all or substantially all of our assets; or (iii) any other transaction or series of related transactions pursuant to which a single person or entity (or group of affiliated persons or entities) acquires from us or our stockholders a majority of our outstanding voting power or other ownership interest.

Under the employment agreements, for each NEO other than Messrs. Allocca, Casey and Pace, “good reason” means: (i) a material diminution in base compensation unless the base salary of a majority of other employees at the same level as the NEO is also proportionately reduced; (ii) a change in the geographic location at which the NEO must perform services of greater than 50 miles; or (iii) any other action or inaction that constitutes a material breach by us of the employment agreement, subject to certain exceptions. For Mr. Allocca, in addition to the matters described above, “good reason” also means a material diminution in his authority, duties, or responsibilities or change in reporting duties. For Mr. Casey, in addition to the matters described above, “good reason” also means: (i) a material diminution in his authority, duties, or responsibilities; (ii) a change in circumstances (whether or not after a Change in Control) such that he, while remaining the Company’s CFO, is no longer the most senior financial officer of a publicly traded corporation reporting directly to the CEO. For Mr. Pace, in addition to the matters described above, “good reason” also means a change in circumstances such that he, while remaining the Company’s General Counsel, is no longer the most senior legal officer of a publicly traded corporation reporting directly to the CEO.

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2020 PROXY STATEMENT | EXECUTIVE COMPENSATION – POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

Potential Payments Upon Termination or Change in Control

Under the terms of the employment agreements that we entered into with each of our NEOs, they are eligible to receive certain benefits in connection with the termination of their employment, depending on the circumstances, as further described above.

The actual amounts that would be paid or distributed to our NEOs as a result of a termination event occurring in the future may be different than those set forth below as many factors will affect the amount of any payments and benefits upon a termination of employment. For example, some of the factors that could affect the amounts payable include the NEO’s base salary and the market price of our common stock at the time of the termination event. Additionally, we or an acquirer may mutually agree with the NEOs on severance terms that vary from those provided in pre-existing agreements.

The tables below set forth the value of the benefits that each of our NEOs would be entitled to receive upon a qualifying termination event as of December 31, 2019 and is based on the closing price of $12.62 of our common stock on December 31, 2019. As used in the tables below, “involuntary termination” means termination without cause or for good reason, as described above.

Scott Sanborn

	Involuntary Termination
Benefit	No Change in Control	Change in Control
Cash severance	500,000	750,000
Bonus(1)	490,000	750,000
Health, dental and vision benefits	16,320	24,480
Equity acceleration(2)	—	5,573,699
Total potential severance payment	$1,006,320	$7,098,179

(1)
Outside of a change in control, assumes a cash bonus payment equal to 98% of Mr. Sanborn’s target annual cash bonus for the fiscal year 2019 performance period. Within a change in control, assumes a cash bonus payment equal to 150% of Mr. Sanborn’s target annual cash bonus for the fiscal year 2019 performance period.

(2)
Represents the intrinsic value (that is, the value based upon the market price of our common stock on December 31, 2019, and, in the case of stock options, minus the exercise price). With respect to Mr. Sanborn’s 2019 PBRSU award, this includes the acceleration value of 81,519 shares, which is the number of shares earned and subject to time-based vesting under such PBRSU award.

Thomas Casey

	Involuntary Termination
Benefit	No Change in Control	Change in Control
Cash severance	212,500	425,000
Bonus(1)	312,375	318,750
Health, dental and vision benefits	10,010	20,019
Equity acceleration(2)	—	3,429,081
Total potential severance payment	$534,885	$4,192,850

(1)
Outside of a change in control, assumes a cash bonus payment equal to 98% of Mr. Casey’s target annual cash bonus for the fiscal year 2019 performance period. Within a change in control, assumes a cash bonus payment equal to 100% of Mr. Casey’s target annual cash bonus for the fiscal year 2019 performance period.

(2)
Represents the intrinsic value (that is, the value based upon the market price of our common stock on December 31, 2019, and, in the case of stock options, minus the exercise price). With respect to Mr. Casey’s 2019 PBRSU award, this includes the acceleration value of 24,462 shares, which is the number of shares earned and subject to time-based vesting under such PBRSU award.

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2020 PROXY STATEMENT | EXECUTIVE COMPENSATION – POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

Steven Allocca

	Involuntary Termination
Benefit	No Change in Control	Change in Control
Cash severance	$450,000	$450,000
Bonus(1)	337,500	337,500
Health, dental and vision benefits	24,944	24,944
Equity acceleration(2)	—	3,561,200
Total potential severance payment	$812,444	$4,373,644

(1)	Assumes a cash bonus payment equal to 100% of Mr. Allocca’s target annual cash bonus for the fiscal year 2019 performance period.

(2)
Represents the intrinsic value (that is, the value based upon the market price of our common stock on December 31, 2019). With respect to Mr. Allocca’s 2019 PBRSU award, this includes the acceleration value of 20,384 shares, which is the number of shares earned and subject to time-based vesting under such PBRSU award.

Timothy Bogan

	Involuntary Termination
Benefit	No Change in Control	Change in Control
Cash severance	$187,500	$375,000
Bonus(1)	238,875	243,750
Health, dental and vision benefits	703	1,406
Equity acceleration(2)	—	2,327,759
Total potential severance payment	$427,078	$2,947,915

(1)
Outside of a change in control, assumes a cash bonus payment equal to 98% of Mr. Bogan’s target annual cash bonus for the fiscal year 2019 performance period. Within a change in control, assumes a cash bonus payment equal to 100% of Mr. Bogan’s target annual cash bonus for the fiscal year 2019 performance period.

(2)
Represents the intrinsic value (that is, the value based upon the market price of our common stock on December 31, 2019, and, in the case of stock options, minus the exercise price). With respect to Mr. Bogan’s 2019 PBRSU award, this includes the acceleration value of 16,310 shares, which is the number of shares earned and subject to time-based vesting under such PBRSU award.

Brandon Pace

	Involuntary Termination
Benefit	No Change in Control	Change in Control
Cash severance	$175,000	$350,000
Bonus(1)	222,950	227,500
Health, dental and vision benefits	10,215	20,429
Equity acceleration(2)	—	1,663,127
Total potential severance payment	$408,165	$2,261,056

(1)
Outside of a change in control, assumes a cash bonus payment equal to 98% of Mr. Pace’s target annual cash bonus for the fiscal year 2019 performance period. Within a change in control, assumes a cash bonus payment equal to 100% of Mr. Pace’s target annual cash bonus for the fiscal year 2019 performance period.

(2)
Represents the intrinsic value (that is, the value based upon the market price of our common stock on December 31, 2019). With respect to Mr. Pace’s 2019 PBRSU award, this includes the acceleration value of 15,494 shares, which is the number of shares earned and subject to time-based vesting under such PBRSU award.

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2020 PROXY STATEMENT | EXECUTIVE COMPENSATION – SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS

Securities Authorized for Issuance Under Equity Compensation Plans

The following table summarizes compensation plans under which our equity securities are authorized for issuance as of December 31, 2019. All share amounts below reflect the Reverse Stock Split.

Plan Category	(a) Total Number of Securities To Be Issued Upon Exercise of Outstanding Options, Warrants, and Rights (1)	(b) Weighted-average Exercise Price of Outstanding Options, Warrants, and Rights ($) (2)	(c) Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a)) (3)
Equity compensation plans approved by security holders	12,323,868	29.27	15,984,261
Equity compensation plans not approved by security holders	—	—	—

(1)
Prior to our IPO, we granted awards under our 2007 Stock Incentive Plan. Following our IPO, we granted awards under our 2014 Equity Incentive Plan. Includes RSUs and PBRSUs, with the number of outstanding PBRSUs calculated at 100% of the target number of shares subject to each award.

(2)	The weighted-average exercise price does not reflect the shares that will be issued in connection with the settlement of RSUs or PBRSUs, since RSUs and PBRSUs have no exercise price.

(3)
Includes 2007 Stock Incentive Plan, 2014 Equity Incentive Plan and 2014 Employee Stock Purchase Plan. Our 2014 Equity Incentive Plan provides for automatic increases in the number of shares available for issuance under it on January 1 of each year by the lesser of 5% of the number of shares of common stock issued and outstanding on each December 31 immediately prior to the date of increase or the number determined by our Board. Similarly, on January 1 of each year, the aggregate number of shares of our common stock reserved for issuance under our 2014 Employee Stock Purchase Plan shall be increased automatically by the number of shares equal to 1% of the total number of outstanding shares of our common stock on the immediately preceding December 31st. As of December 31, 2019, 12,861,058 shares are available for issuance under the 2014 Equity Incentive Plan and 3,123,203 shares are available for issuance under the 2014 Employee Stock Purchase Plan.

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2020 PROXY STATEMENT | REPORT OF THE COMPENSATION COMMITTEE

REPORT OF THE COMPENSATION COMMITTEE

This report of the Compensation Committee is required by the SEC and, in accordance with the SEC’s rules, will not be deemed to be part of or incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933, as amended (Securities Act), or under the Securities Exchange Act of 1934, as amended (Exchange Act), except to the extent that we specifically incorporate this information by reference, and will not otherwise be deemed “soliciting material” or “filed” under either the Securities Act or the Exchange Act.

Our Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and based on such review and discussions, the Compensation Committee recommended to our Board that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference into our Annual Report.

THE COMPENSATION COMMITTEE

Daniel Ciporin (Chair)
Kenneth Denman
Patricia McCord
Michael Zeisser

LENDINGCLUB CORPORATION | 52

2020 PROXY STATEMENT | SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding the beneficial ownership of our common stock as of April 3, 2020, by:

•	each of our directors;

•	each of our named executive officers;

•	each person, or group of affiliated persons, who is known by us to beneficially own more than 5% of our common stock; and

•	all of our directors and executive officers as a group.

Beneficial ownership is determined in accordance with the rules of the SEC. These rules generally attribute beneficial ownership of securities to persons who possess sole or shared voting power or investment power with respect to those securities and include shares of common stock issuable upon the exercise of stock options and warrants that are exercisable within 60 days after April 3, 2020. Except as otherwise indicated in the footnotes to the table below, all of the shares reflected in the table are shares of common stock and all persons listed below have sole voting and investment power with respect to the shares beneficially owned by them, subject to applicable community property laws. The information is not necessarily indicative of beneficial ownership for any other purpose.

We calculated percentage ownership based on 69,869,214 shares of common stock outstanding as of April 3, 2020 (not including treasury shares). In computing the number of shares of common stock beneficially owned by a person and the percentage ownership of that person, we deemed outstanding shares of capital stock subject to RSUs, options or other securities convertible into common stock held by that person that are scheduled to vest or are exercisable or convertible within 60 days of April 3, 2020. We did not deem these shares outstanding, however, for the purpose of computing the percentage ownership of any other person. All share amounts reflect the Reverse Stock Split. Except as otherwise indicated in the footnotes to the table below, addresses of named beneficial owners are in care of LendingClub Corporation, 595 Market Street, Suite 200, San Francisco, California 94105.

LENDINGCLUB CORPORATION | 53

2020 PROXY STATEMENT | SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Name of Beneficial Owner	Number of Shares of Common Stock Beneficially Owned	Percentage of Shares of Common Stock Beneficially Owned
Named Executive Officers and Directors:
Scott Sanborn(1)	1,438,035	2.04%
Thomas Casey(2)	346,471	*
Steven Allocca(3)	182,665	*
Timothy Bogan(4)	169,125	*
Brandon Pace(5)	46,501	*
Susan Athey(6)	21,498	*
Daniel Ciporin(7)	241,391	*
Kenneth Denman(8)	32,681	*
Timothy Mayopoulos(9)	44,972	*
Patricia McCord(10)	28,850	*
John C. (Hans) Morris(11)	288,377	*
Simon Williams(12)	77,786	*
Michael Zeisser	0	*
All executive officers and directors as a group (16 persons)(13)	3,160,816	4.48%

5% Stockholders:
Entities Affiliated with Vanguard Group Inc.(14)	7,873,228	11.27%
Entities Affiliated with Sumitomo Mitsui Trust Holdings, Inc.(15)	5,852,428	8.38%
Entities Affiliated with Morgan Stanley(16)	5,266,656	7.54%
Entities Affiliated with BlackRock, Inc.(17)	5,150,650	7.37%

(1)
Represents (i) 672,103 shares held by Mr. Sanborn, (ii) 674,675 shares underlying stock options exercisable within 60 days, and (iii) 91,257 RSUs vesting within 60 days of April 3, 2020 held by Mr. Sanborn.

(2)
Represents (i) 94,777 shares held by Mr. Casey, (ii) 10,000 shares held by Casey Family Revocable Trust, (iii) 194,690 shares underlying stock options exercisable within 60 days of April 3, 2020, and (iv) 47,004 RSUs vesting within 60 days of April 3, 2020 held by Mr. Casey.

(3)	Represents (i) 135,791 shares held by Mr. Allocca and (ii) 46,874 RSUs vesting within 60 days of April 3, 2020 held by Mr. Allocca.

(4)	Represents (i) 67,080 shares held by Mr. Bogan (ii) 73,056 shares underlying stock options exercisable within 60 days, and (iii) 28,989 RSUs vesting within 60 days of April 3, 2020 held by Mr. Bogan.

(5)	Represents (i) 25,137 shares held by Mr. Pace and (ii) 21,364 RSUs vesting within 60 days of April 3, 2020 held by Mr. Pace.

(6)	Represents 21,498 shares held by Ms. Athey.

(7)	Represents (i) 231,737 shares held by Mr. Ciporin and (ii) 9,654 shares held by Daniel Ciporin 2014 Family Trust.

(8)	Represents (i) 31,964 shares held by Mr. Denman and (ii) 717 RSUs vesting within 60 days of April 3, 2020 held by Mr. Denman.

(9)	Represents (i) 43,672 shares held by Mr. Mayopoulos and (ii) 1,300 RSUs vesting within 60 days of April 3, 2020 held by Mr. Mayopoulos.

(10)	Represents 28,850 shares held by Ms. McCord.

(11)	Represents (i) 35,619 shares held by Mr. Morris and (ii) 252,758 shares underlying stock options exercisable within 60 days of April 3, 2020 held by Mr. Morris.

(12)	Represents (i) 13,786 shares held by Mr. Williams and (ii) 64,000 shares underlying stock options exercisable within 60 days of April 3, 2020 held by Mr. Williams.

(13)
Represents (i) 1,583,072 shares, (ii) 1,259,179 shares underlying stock options exercisable within 60 days, and (iii) 318,565 RSUs vesting within 60 days of April 3, 2020 held by our executive officers and directors as a group.

(14)
Based on the Schedule 13G/A filed on February 12, 2020. Represents 7,873,228 shares held and beneficially owned by The Vanguard Group Inc., and certain of its subsidiaries.  The address of The Vanguard Group is 100 Vanguard Blvd. Malvern, PA 19355.

(15)
Based on the Schedule 13G filed on February 12, 2020. Represents 5,852,428 shares held and beneficially owned by Sumitomo Mitsui Trust Holdings, Inc. and certain of its subsidiaries.  The address of Sumitomo Mitsui Trust Holdings, Inc. is 1-4-1 Marunouchi, Chiyoda-ku, Tokyo 100-8233, Japan.

(16)	Based on the Schedule 13G filed on March 24, 2020. Represents 5,266,656 shares held and beneficially owned by Morgan Stanley, Inc. The address of Morgan Stanley is 1585 Broadway New York, NY 10036

(17)
Based on the Schedule 13G filed on February 5, 2020. Represents 5,150,650 shares held and beneficially owned by BlackRock Inc., and certain of its subsidiaries.  The address of BlackRock, Inc. is 55 East 52nd Street, New York, NY 10055.

LENDINGCLUB CORPORATION | 54

2020 PROXY STATEMENT | RELATED PARTY TRANSACTIONS

RELATED PARTY TRANSACTIONS

Related party transactions must be reviewed and approved by our Audit Committee when not conducted in the ordinary course of business subject to the standard terms of our online marketplace or certificate investment program. Related party transactions may include any transaction between entities under common control or with a related person occurring since the beginning of our latest fiscal year, or any currently proposed transaction involving us where the amount involved exceeds $120,000. This review also includes any material amendment or modification to an existing related party transaction. We have defined related persons as members of the Board, executive officers, 5% or greater owners of our outstanding stock and any immediate family members of each such related persons, as well as any other person or entity with significant influence over our management or operations.

In addition to the executive officer and director compensation arrangements discussed above, from January 1, 2019 to December 31, 2019, several of our executive officers and directors (including immediate family members and accounts for which they are the beneficial owner) have made deposits and withdrawals to their investor accounts and purchased loans, notes and certificates. The following table summarizes these deposits and withdrawals:

	Year Ended December 31, 2019
Name	Deposits	Withdrawals
Scott Sanborn(1)	—	14,291
Daniel Ciporin	9,943,288	30,547,981
Total	$9,943,288	$30,562,272

(1)	Reflects a withdrawal by a relative of Scott Sanborn.

All such transactions by related persons were made in the ordinary course of business and were transacted on terms and conditions that were not more favorable than those obtained by similarly situated third-party investors.

On February 18, 2020, the Company entered into an exchange agreement (the “Exchange Agreement”) with its largest stockholder, Shanda, pursuant to which on March 20, 2020, Shanda exchanged all of the 19,562,881 shares beneficially owned by it of LendingClub common stock, par value $0.01 per share for (i) 195,628 newly issued shares of LendingClub Series A Preferred Stock, par value $0.01 per share, having the designations, relative rights, other preferences and limitations set forth in a certificate of designations attached to the Exchange Agreement and that are mandatorily convertible in certain circumstances when owned by a person other than Shanda or any affiliate of Shanda into 19,562,800 shares of LendingClub common stock and (ii) a one-time cash payment of $50,203,332.77.

At December 31, 2019, the Company had a $7.7 million investment and an approximate 23% partnership interests in a holding company that participates in a family of funds with other unrelated third parties and purchases whole loans and interests in whole loans from the Company. During the year ended December 31, 2019, this family of funds purchased $6.6 million of whole loans and interests in whole loans. During 2019, we earned $93 thousand in investor fees from this family of funds, and paid interest of $778 thousand on interests in whole loans to the family of funds. The Company believes that the sales of whole loans and interests in whole loans, and the investor fees charged were on terms and conditions that were not more favorable than those obtained by other third-party investors. As of December 31, 2019, the Company had requested to redeem its interest in these funds. The Company has received withdrawal payments of $2.75 million and anticipates that its interest will be fully redeemed in the future.

LENDINGCLUB CORPORATION | 55

2020 PROXY STATEMENT | REPORT OF THE AUDIT COMMITTEE

REPORT OF THE AUDIT COMMITTEE

This report of the Audit Committee is required by the SEC and, in accordance with the SEC’s rules, will not be deemed to be part of or incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act, or under the Exchange Act, except to the extent that we specifically incorporate this information by reference, and will not otherwise be deemed “soliciting material” or “filed” under either the Securities Act or the Exchange Act.

The Audit Committee has reviewed and discussed our audited financial statements for the year ended December 31, 2019 with management and with Deloitte & Touche LLP.

The Audit Committee has also discussed with Deloitte & Touche LLP the matters required to be discussed by Auditing Standard No. 1301 adopted by the Public Company Accounting Oversight Board (United States) regarding “Communication with Audit Committees.”

The Audit Committee also has received and reviewed the written disclosures and the letter from Deloitte & Touche LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding Deloitte & Touche LLP’s communications with the Audit Committee concerning independence, and has discussed with Deloitte & Touche LLP its independence from us.

Based on the review and discussions described above, the Audit Committee recommended to the Board that the audited financial statements be included in the Annual Report for filing with the SEC.

THE AUDIT COMMITTEE

Susan Athey
Kenneth Denman
Timothy Mayopoulos
Simon Williams (Chair)

LENDINGCLUB CORPORATION | 56

2020 PROXY STATEMENT | SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, and the rules of the SEC require our directors, executive officers and persons who own more than 10% of our common stock to, among other things, file reports of their ownership and changes in ownership of our common stock with the SEC and to furnish us with copies of all Section 16(a) reports that they file.

Based solely on our review of the reports furnished to the Company during 2019 and questionnaires from our directors and executive officers, we determined that no director, executive officer or beneficial owner of more than 10% of our common stock failed to file a report on a timely basis during 2019.

LENDINGCLUB CORPORATION | 57

2020 PROXY STATEMENT | COMMUNICATIONS WITH THE LENDINGCLUB BOARD

COMMUNICATIONS WITH THE LENDINGCLUB BOARD

Stockholders and interested parties wishing to communicate with our Board or with an individual member or members of our Board may do so by writing to our Board or to the particular member or members of our Board and mailing the correspondence to our Corporate Secretary at LendingClub Corporation, 595 Market Street, Suite 200, San Francisco, California 94105. Each communication from a stockholder should set forth (i) the name and address of the stockholder, as it appears on our books, and if the shares of our common stock are held by a nominee, the name and address of the beneficial owner of such shares, and (ii) the number of shares of our common stock that are owned of record by the stockholder of record and beneficially by the beneficial owner.

Our Corporate Secretary, in consultation with appropriate members of our Board as necessary, will review all incoming communications and, if appropriate, all such communications will be forwarded to the appropriate member or members of our Board, or if none is specified, to the Chairman of our Board.

2020 PROXY STATEMENT | PROPOSAL ONE: ELECTION OF DIRECTORS

PROPOSAL ONE:
ELECTION OF DIRECTORS

Our Board is currently comprised of nine members. In accordance with our Restated Certificate of Incorporation, our Board is divided into three staggered classes of directors. At the Annual Meeting, three Class III directors will be elected for a three-year term to succeed the same class whose term is then expiring.

The following individuals, each of whom is currently serving on our Board as a Class III director, were nominated by our Board for election at the Annual Meeting, each to serve until the 2023 Annual Meeting of Stockholders or until his successor has been elected and qualified or his earlier death, resignation or removal:

•	Scott Sanborn

•	Simon Williams

•	Michael Zeisser

The Company’s Amended and Restated Bylaws require that in an uncontested election each director will be elected by the vote of the majority of the votes cast. A majority of votes cast means that the number of shares cast “for” a director’s election exceeds the number of votes cast “against” that director. A share that is otherwise present at the meeting but for which there is an abstention, or to which a stockholder gives no authority or direction, shall not be considered a vote cast.

Each nominee has consented to being named in this proxy statement and to serve if elected. In the event that any nominee for any reason is unable to serve, or for good cause will not serve, the proxies will be voted for such substitute nominee as our Board may determine.

Each nominee has agreed to resign if they do not receive a majority of votes cast.

THE BOARD RECOMMENDS A VOTE “FOR” THE ELECTION OF EACH OF THE NOMINATED DIRECTORS.

LENDINGCLUB CORPORATION | 59

2020 PROXY STATEMENT | PROPOSAL TWO: ADVISORY VOTE ON EXECUTIVE COMPENSATION

PROPOSAL TWO:
ADVISORY VOTE ON EXECUTIVE COMPENSATION

As required pursuant to Section 14A of the Exchange Act, we are providing our stockholders with a non-binding advisory vote on the compensation of our named executive officers as described above under the heading “Executive Compensation.” This non-binding advisory vote is commonly referred to as a “say-on-pay” vote. The non-binding advisory vote on the compensation of our named executive officers, as disclosed in this Proxy Statement, will be determined by the affirmative vote of a majority of the shares cast for or against the matter at the Annual Meeting.

Stockholders are urged to read the “Executive Compensation – Compensation Discussion and Analysis” section of this Proxy Statement, which discusses our executive compensation philosophy, policies and practices, and contains tabular information and narrative discussion about the compensation of our named executive officers. The Compensation Committee believes that these policies and procedures are effective in advancing our compensation philosophy and in achieving our goals.

We are asking you to indicate your support for the compensation of the named executive officers as described in this Proxy Statement. This vote is not intended to address any specific item of compensation, but rather the overall compensation of the named executive officers and the philosophy, policies and procedures described in this Proxy Statement. Accordingly, we are asking you to vote, on an advisory basis, which is non-binding, “FOR” the following resolution at the Annual Meeting:

“RESOLVED, that the compensation paid to LendingClub Corporation’s named executive officers, as disclosed pursuant to the Securities and Exchange Commission’s compensation disclosure rules, including the Compensation Discussion and Analysis, compensation tables and narrative discussion set forth in the Proxy Statement relating to its 2020 Annual Meeting of Stockholders, is hereby APPROVED.”

The vote on our named executive officer compensation is an advisory vote only and will not be binding on us. However, our Compensation Committee, which is responsible for designing and administering our executive compensation, values the opinions expressed by stockholders, and will consider the outcome of the vote when making future compensation decisions.

THE BOARD RECOMMENDS A VOTE “FOR” THE APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS AS DISCLOSED IN THIS PROXY STATEMENT.

LENDINGCLUB CORPORATION | 60

2020 PROXY STATEMENT | PROPOSAL THREE: RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

PROPOSAL THREE:
RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board has selected Deloitte & Touche LLP to be our independent registered public accounting firm for the year ending December 31, 2020 and recommends that the stockholders vote for ratification of such appointment. The ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the year ending December 31, 2020 will be determined by the affirmative vote of a majority of the votes cast for or against the matter at the Annual Meeting. In the event of a negative vote on such ratification, the Audit Committee will reconsider its selection. We expect representatives of Deloitte & Touche LLP to be present at the Annual Meeting, to have the opportunity to make a statement if they desire to do so and to be available to respond to appropriate questions.

Audit and Related Fees

The following table sets forth the aggregate fees for audit and other services provided by Deloitte & Touche LLP for the years ended December 31, 2019 and 2018:

	2019	2018
Audit fees(1)	$4,287,855	$4,742,013
Audit-related fees(2)	1,081,003	987,230
Tax fees	—	—
All other fees(3)	892,636	282,169
Total fees	$6,261,494	$6,011,412

(1)
Audit fees consist of the aggregate fees billed for professional services rendered for the audit of our annual financial statements included in our Annual Report and a review of financial statements included in our Quarterly Reports on Form 10-Q.

(2)
Audit-related fees include (i) assurance and related services, including review of internal controls for selected information systems and business units (Service Organization Control Reports), (ii) review of SEC filings, (iii) audit fees for the private funds managed by the Company’s registered investment advisor, (iv) services that are normally provided in connection with statutory and regulatory filings or engagements for those years, and (v) services provided in connection with matters concerning financial accounting and reporting standards.

(3)	All other fees consist of fees billed for services provided other than the audit fees, audit-related fees and tax fees.

The Audit Committee’s policy is to pre-approve all audit and permissible non-audit services provided by the independent accountants. These services may include audit services, audit-related services, tax services and other services. The Audit Committee generally pre-approves particular services or categories of services on a case-by-case basis. The independent registered public accounting firm and management are required to periodically report to the Audit Committee regarding the extent of services provided by the independent registered public accounting firm in accordance with these pre-approvals, and the fees for the services performed to date.

All of the services of Deloitte & Touche LLP for 2019 and 2018 described above were pre-approved by the Audit Committee.

THE BOARD RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP.

LENDINGCLUB CORPORATION | 61

2020 PROXY STATEMENT | PROPOSAL FOUR: DECLASSIFICATION OF THE BOARD

PROPOSAL FOUR:
DECLASSIFICATION OF THE BOARD

The Board has unanimously approved and recommends that the Company’s stockholders approve amending certain sections of our Restated Certificate of Incorporation (Restated Certificate of Incorporation) that would phase in the declassification of our Board (Declassification Amendment) as described below and set forth on Annex I of this Proxy Statement.

Background of the Proposal

The Nominating and Governance Committee and the Board of Directors regularly review our corporate governance practices to ensure that such practices, including the procedures for the election of directors, remain in the best interests of the Company and its stockholders. The Board of Directors believes that its classified structure, which was implemented in 2014 when we became a publicly traded company, promotes continuity, stability, and encourages the Board to plan for long-term goals.

As stated earlier in this Proxy Statement, the Company conducted meetings with the governance teams from a number of significant stockholders during which the Company solicited input on governance issues and priorities. During these meetings, a number of the Company’s largest stockholders expressed a preference that, over the course of time, the Company should consider declassifying its Board. While the Board believes there are important benefits to a classified board structure, the Board recognizes the growing sentiment among certain stockholders and members of the investment community in favor of annual elections and the benefit of providing stockholders an annual opportunity to express their views on the individual performance of each director and on the entire board of directors more frequently than with a classified board structure.

Ultimately, after weighing the various factors, the Board of Directors determined that it would be in the best interests of the Company and our stockholders to amend and restate our Restated Certificate of Incorporation to declassify the Board. Accordingly, in 2018, the Company proposed to amend Sections 3, 4 and 5 of Article VI of our Restated Certificate of Incorporation in order to phase in the declassification of our Board. Per Article X of our Restated Certificate of Incorporation, amending certain Articles of our Restated Certificate of Incorporation, including Article VI, requires the affirmative vote of the holders of at least two-thirds of the voting power of all of the then-outstanding shares of the capital stock of the Company entitled to vote generally in the election of directors, voting together as a single class. The 2018 proposal received approximately 61.0% of the affirmative vote of the then-outstanding shares of the capital stock of the Company, and accordingly did not pass. Because the Board believes in the merits of declassifying our Board, in 2019 it again proposed to amend our Restated Certificate of Incorporation in order to phase in the declassification of our Board. The 2019 proposal received approximately 60.7% of the affirmative vote of the then-outstanding shares of the capital stock of the Company, and accordingly again did not pass.

Because the Board strongly believes in the merits of declassifying our Board, in March 2020, the Board approved, subject to stockholder approval, the Declassification Amendment. The Board also approved certain conforming changes to the Company’s bylaws, which changes will go in effect if the Declassification Amendment is approved by our stockholders.

Please note that the Declassification Amendment requires the affirmative vote of the holders of at least two-thirds of all outstanding shares of the Company’s stock to pass.

Current Classified Board Structure

Under Article VI, Section 3 of our Restated Certificate of Incorporation, the Board is currently separated into three classes nearly equal in size. Absent the earlier resignation or removal of a director, each year the stockholders are asked to elect the directors comprising one of the classes for a three-year term. The term of the current Class III directors is set to expire at the Annual Meeting. The term of the Class I directors is set to expire at the 2021 Annual Meeting and the term of the Class II directors is set to expire at the 2022 Annual Meeting. Under the current classified board structure, stockholders may only elect approximately one-third of the Board each year.

LENDINGCLUB CORPORATION | 62

2020 PROXY STATEMENT | PROPOSAL FOUR: DECLASSIFICATION OF THE BOARD

Proposed Amendment to Restated Certificate of Incorporation

Currently, members of our Board are elected for staggered terms of three years. If the Declassification Amendment is approved, commencing immediately after the date of the Annual Meeting, any director elected to the Board shall be elected for a term expiring at the next annual meeting of stockholders. The directors who are elected or appointed on or prior to the date of the Annual Meeting, including the directors standing for election under Proposal One, will continue to hold office until the end of the terms for which they were elected or appointed to serve. In all cases, each director will hold office until his or her successor has been elected and qualified or until such director’s earlier death, retirement, resignation or removal.

THE BOARD RECOMMENDS A VOTE “FOR” THE APPROVAL AND ADOPTION OF THE DECLASSIFICATION AMENDMENT.

LENDINGCLUB CORPORATION | 63

2020 PROXY STATEMENT | QUESTIONS AND ANSWERS

QUESTIONS AND ANSWERS ABOUT THE PROXY MATERIALS AND THE ANNUAL MEETING

1.	What is the purpose of the proxy materials?

The proxy materials are intended to provide you information to help you decide how to vote on the proposals we will be making at the LendingClub 2020 Annual Meeting of Stockholders (the “Annual Meeting”). The materials include the Notice of Internet Availability of Proxy Materials (the “Notice”), Proxy Statement, form of proxy and Annual Report on Form 10-K for the year ended December 31, 2019 (the “Annual Report”) that contains information about the Annual Meeting of LendingClub Corporation, a Delaware corporation (the “Company,” “LendingClub,” “we,” “us,” or “our”) and will be used to solicit proxies from you, our stockholders, on behalf of the Board for the matters to be voted on at the Annual Meeting as described in this Proxy Statement.

The Notice, Proxy Statement, form of proxy and Annual Report will be first distributed and made available to stockholders on or about April 14, 2020. As a stockholder, you are invited to participate in the Annual Meeting via the Internet by visiting www.virtualshareholdermeeting.com/LC2020 and to vote on the items of business described in this Proxy Statement. The Annual Meeting will be held on May 28, 2020 at 11:00 a.m. Pacific Time.

2.	Who is entitled to vote at the Annual Meeting?

Only stockholders of record of our common stock at the close of business on April 3, 2020, which is the record date, will be entitled to vote at the Annual Meeting. At the close of business on the record date, we had 69,869,214 shares of common stock outstanding and entitled to vote. Holders of our common stock are entitled to one vote for each share held as of the above record date. A quorum is required for our stockholders to conduct business at the Annual Meeting. A quorum is present if stockholders holding at least a majority of the voting power of the shares of our common stock entitled to vote are present at the Annual Meeting or represented by proxy. Dissenters’ rights are not applicable to any of the matters being voted upon at the Annual Meeting.

Registered Stockholders. If your shares are registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, LLC (“AST”), you are considered the stockholder of record of those shares, and the Notice was provided to you. As a stockholder of record, you have the right to grant your voting proxy directly to the individuals listed on the proxy card or to vote in person at the Annual Meeting.

Beneficial Stockholders. If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in “street name” and the Notice was forwarded to you by your broker or nominee, who is considered, with respect to those shares, the stockholder of record. As the beneficial owner, you have the right to direct your broker or nominee on how to vote your shares. Beneficial owners are also invited to participate in the Annual Meeting. However, since you are not the stockholder of record, you may not vote your shares electronically at the Annual Meeting unless you follow your broker’s procedures for obtaining a legal proxy. If you request a printed copy of the proxy materials by mail, your broker or nominee will provide a voting instruction card for you to use.

3.	How do I vote?

By Internet

You may vote via the Internet by going to www.proxyvote.com and following the instructions on the screen. Have your Notice, proxy card (for stockholders of record) or voting instruction card (for holders of shares in street name) available when you access the web page.

By Phone

You may vote by phone by calling the toll-free phone number on the proxy card (800) 690-6903, which is available 24 hours a day, and following the prerecorded instructions. Have your Notice or proxy card available when you call. If you hold your shares in street name, your broker, bank, trustee or other nominee may provide additional instructions to you regarding voting your shares by phone.

LENDINGCLUB CORPORATION | 64

2020 PROXY STATEMENT | QUESTIONS AND ANSWERS

By Mail

If you received your proxy materials by mail, you may vote by completing the enclosed proxy card, dating and signing it and returning it in the postage-paid envelope provided.

By Attending the Annual Meeting

If you are a stockholder of record, you can participate in the Annual Meeting online at www.virtualshareholdermeeting.com/LC2020 and vote your shares during the Annual Meeting. You will need the 16-digit control number included with these proxy materials to participate in the Annual Meeting.

Time for Voting Your Shares By Internet, By Phone or By Mail

You may vote via the Internet or by phone up until 8:59 PM Pacific Time on May 27, 2020. If you vote by mail, your proxy card must be received by May 27, 2020.

4.	Why did I receive a notice in the mail regarding the Internet availability of proxy materials instead of a full set of proxy materials?

To cause less harm to our environment and to save costs, we utilize the Internet as the primary means of furnishing proxy materials to stockholders following rules established by the SEC. The Notice to our stockholders has instructions on how to access the proxy materials over the Internet or request a printed copy of the materials, and for voting over the Internet. If you received a Notice, you will not receive a printed copy of the proxy materials unless you request one.

5.	How can I access the proxy materials over the Internet?

You can easily access our proxy materials by clicking the Annual Meeting tab at http://ir.lendingclub.com. In addition, the Notice provides instructions regarding all the ways you can view our proxy materials for the Annual Meeting online. As explained in greater detail in the Notice, to vote your shares, you will need to visit www.proxyvote.com and have available your 16-digit control number(s) contained on your Notice.

If you received printed copies of the proxy materials this year, we encourage you to take advantage of the availability of proxy materials on the Internet to help reduce the environmental impact of our annual meetings, and reduce our costs associated with the printing and mailing of materials. If you choose to receive future proxy materials by email, you will receive an email next year with instructions containing a link to those materials and a link to the proxy voting site. You can terminate your election to receive proxy materials by email at any time.

6.	How can I participate in the Annual Meeting?

You will be able to participate in the Annual Meeting online and submit your questions during the Annual Meeting by visiting www.virtualshareholdermeeting.com/LC2020. If you are a stockholder of record, you will also be able to vote your shares electronically at the Annual Meeting. If you are a beneficial owner of shares held of record by a broker, bank or other nominee, you may vote electronically at the Annual Meeting only if you obtain a legal proxy from the broker, bank or other nominee as described in the section “Who is entitled to vote at the Annual Meeting?” above.

7.	Why is the Annual Meeting being held only online?

We are excited to embrace the latest technology to provide expanded access, improved communication and cost savings for our stockholders and the company. We believe that hosting a virtual Annual Meeting will enable increased stockholder participation since stockholders can participate from any location around the world. During our virtual annual meetings in prior years, the technology performed as expected and we had a number of stockholders participate and submit questions, each of which were answered during the meeting. Further in light of the coronavirus pandemic, holding our Annual Meeting virtually is especially prudent.

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2020 PROXY STATEMENT | QUESTIONS AND ANSWERS

8.    How does the Board recommend I vote?

The Board recommends that you vote as follows:

“FOR” the election of Scott Sanborn, Simon Williams and Michael Zeisser as Class III directors (see Page 59);

“FOR” the approval of an advisory vote to approve the compensation of our named executive officers as described under “Executive Compensation” (see Page 60);

“FOR” the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2020 (see Page 61); and

“FOR” a management proposal to amend the Company’s Restated Certificate of Incorporation to phase in the declassification of our Board (see Page 62).

If you properly submit a proxy without giving specific voting instructions, the individuals named as proxy holders will vote in accordance with the recommendations of the Board set forth above.

The Board is not aware of any other matter that will be presented at the Annual Meeting. If any other matter is properly presented at the Annual Meeting, the persons named on the accompanying proxy card will, in the absence of stockholder instructions to the contrary, vote such proxy in their discretion.

9.    What votes are required to approve each of the proposals?

Proposal	Vote Required for Approval	How are “Broker Non-Votes” Treated?	How are “Abstentions” Treated?
Proposal One: Election of directors	Votes cast “FOR” such nominee exceed the votes cast “AGAINST” such nominee	Do not count	Do not count
Proposal Two: Advisory vote to approve the compensation of our named executive officers	Majority of votes cast	Do not count	Do not count
Proposal Three: Ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the 2020 fiscal year	Majority of votes cast	Brokers have discretion to vote	Do not count
Proposal Four: Management proposal to amend the Company’s Restated Certificate of Incorporation to phase in the declassification of our Board	Two-thirds of shares outstanding	Vote Against	Vote Against

10.    What is a broker non-vote?

If your broker holds your shares in its name and you do not instruct your broker how to vote, your broker will not have authority to vote your shares on any matters that are considered “non-routine.” That is referred to as a “broker non-vote.” Even if you have not given your broker instructions, the broker will nevertheless have discretion to vote your shares on our sole “routine” matter – Proposal Three: Ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the 2020 fiscal year. Your broker or nominee will not have discretion to vote on Proposals One, Two and Four, each of which is a “non-routine” matter, unless you tell your broker how you want to vote.

11.	What happens if a director standing for election fails to receive an affirmative vote from a majority of the votes cast?

In the event a director standing for re-election fails to receive (x) a number of affirmative votes cast by the holders of the outstanding shares of our common stock present or represented by proxy and entitled to vote that exceeds (y) the votes against such nominee cast by the holders of the outstanding shares of common stock present or represented by proxy and

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2020 PROXY STATEMENT | QUESTIONS AND ANSWERS

entitled to vote in an uncontested election shall be a hold over director and have his resignation considered by our Nominating and Corporate Governance Committee.

Our Nominating and Corporate Governance Committee shall consider such tendered resignation and shall make a recommendation to our Board concerning the acceptance or rejection of such resignation within 45 days following the date of the stockholders’ meeting at which the election of directors occurred. In determining its recommendation to our Board, our Nominating and Corporate Governance Committee shall consider all factors deemed relevant by the members of the Nominating and Corporate Governance Committee including, without limitation, the reason or reasons why stockholders voted against such director’s re-election, the qualifications of the director, the director’s experience with and     knowledge of the Company and expected future contributions to the Company, and whether the director’s resignation from our Board would be in the best interests of the Company and its stockholders.

Our Board shall then take formal action on our Nominating and Corporate Governance Committee’s recommendation no later than 90 days following the date of the stockholders’ meeting at which the election of directors occurred. In considering the Nominating and Corporate Governance Committee’s recommendation, our Board shall consider the information, factors and alternatives considered by the committee and such additional information, factors and alternatives as our Board deems relevant. Following our Board’s decision, we will publicly disclose, in a Form 8-K filed with the SEC, our Board’s decision.

12.	Why does Proposal Four require an affirmative vote from two-thirds of the shares outstanding to pass and what happens if the proposal does not pass?

In order to phase in the declassification of our Board, the Company is proposing to amend Sections 3, 4 and 5 of Article VI of our Restated Certificate of Incorporation. Per Article X of our Restated Certificate of Incorporation, amending certain Articles of our Restated Certificate of Incorporation, including Article VI, requires the affirmative vote of the holders of at least two-thirds of the voting power of all of the then-outstanding shares of the capital stock of the Company entitled to vote generally in the election of directors, voting together as a single class. In the event Proposal Four fails to receive the required affirmative vote, our existing classified board structure will remain intact.

For additional information about the proposed declassification of our Board, see “Proposal Four: Declassification of the Board.”

13.	The proposal to declassify your Board (Proposal Four) was in your 2018 and 2019 Proxy Statements, why is it again in your 2020 Proxy Statement?

In 2018, in response to stockholder feedback, the Company proposed to amend Sections 3, 4 and 5 of Article VI of our Restated Certificate of Incorporation in order to phase in the declassification of our Board. As stated above, per Article X of our Restated Certificate of Incorporation, amending certain Articles of our Restated Certificate of Incorporation, including Article VI, requires the affirmative vote of the holders of at least two-thirds of the voting power of all of the then-outstanding shares of the capital stock of the Company entitled to vote generally in the election of directors, voting together as a single class. The 2018 proposal received approximately 61.0% of the affirmative vote of the then-outstanding shares of the capital stock of the Company, and accordingly did not pass. Because the Board believes in the merits of declassifying our Board, in 2019 it again proposed to amend our Restated Certificate of Incorporation in order to phase in the declassification of our Board. The 2019 proposal received approximately 60.7% of the affirmative vote of the then-outstanding shares of the capital stock of the Company, and accordingly again did not pass.

Because the Board continues to strongly believe in the merits of declassifying our Board, it has included the proposal again for the consideration of the Company’s stockholders and recommends that stockholders vote in favor of the proposal.

14.    How will my proxy be voted?

All signed, returned proxies that are not revoked will be voted in accordance with the instructions provided. Signed proxies that give no instructions as to how they should be voted on a particular proposal at the Annual Meeting will be voted “for” such proposal, or in the case of the election of directors, voted “for” election of all nominees presented by the Board.

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2020 PROXY STATEMENT | QUESTIONS AND ANSWERS

15.    How do I change or revoke my proxy?

Any person signing a proxy in the form accompanying this Proxy Statement has the power to revoke it prior to the Annual Meeting or at the Annual Meeting prior to the vote pursuant to the proxy. A proxy may be revoked by a writing delivered to us stating that the proxy is revoked, by a subsequent proxy that is signed by the person who signed the earlier proxy and is delivered before or during the Annual Meeting, by voting again on a later date on the Internet or by phone (only your latest Internet or phone proxy submitted prior to the Annual Meeting will be counted) or by participation at the Annual Meeting and voting at the Annual Meeting via the Internet. Please note, however, that if a stockholder’s shares are held of record by a broker, bank or other nominee and that stockholder wishes to vote at the Annual Meeting, the stockholder must obtain a legal proxy from the broker, as described in the section “Who is entitled to vote at the Annual Meeting?” above.

16.    Who will count the votes?

We have designated a representative of Broadridge as the Inspector of Elections who will count the votes.

17.    How can I make proposals or nominate a director at next year’s annual meeting?

You may present proposals for action at a future meeting or submit nominations for election of directors only if you comply with the requirements of the proxy rules established by the SEC and our Amended and Restated Bylaws, as applicable. In order for a stockholder proposal to be considered for inclusion in our Proxy Statement and form of proxy relating to our annual meeting of stockholders to be held in 2021 pursuant to SEC Rule 14a-8, the proposal must be received by us at our principal executive offices no later than December 15, 2020. Stockholders wishing to bring a proposal or nominate a director before the annual meeting to be held in 2021 (but not include it in our proxy materials) must provide written notice of such proposal to our Secretary at our principal executive offices received between February 28, 2021 and March 14, 2021, and comply with the other provisions of our Amended and Restated Bylaws.

18.    Who pays for the expenses of solicitation?

The expenses of soliciting proxies to be voted at the Annual Meeting will be paid by us. Following the original mailing of the proxies and other soliciting materials, we or our agents may also solicit proxies in person, by phone or email. Following the original mailing of the proxies and other soliciting materials, we will request that banks, brokers, custodians, nominees and other stockholders of record of our common stock forward copies of the proxy and other soliciting materials to persons for whom they hold shares of common stock and request authority for the exercise of proxies. We will reimburse banks, brokers, custodians, nominees and other stockholders of record for reasonable charges and expenses incurred in forwarding soliciting materials to their clients.

We have engaged D.F. King & Co., Inc., a professional proxy solicitation firm, to assist us in distributing proxy materials and soliciting proxies for a fee of $12,500, plus reasonable out-of-pocket expenses.

If you vote using the Internet or by phone, you may incur data or telephone usage charges from Internet access providers and phone companies. We do not reimburse those costs.

19.	I share an address with another stockholder. Why did we receive only one copy of the proxy materials and how may I obtain an additional copy of the proxy materials?

When two or more stockholders share the same address, the SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for a Notice of Internet Availability of Proxy Materials or other Annual Meeting materials by delivering a single Notice of Internet Availability of Proxy Materials or other Annual Meeting materials to that shared address. This process, which is commonly referred to as “householding,” is intended to be convenient for stockholders and companies.

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2020 PROXY STATEMENT | QUESTIONS AND ANSWERS

A number of brokers with account holders who are our stockholders will be “householding” our proxy materials. A single Notice will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. If you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate Notice, you may notify your broker. Additionally, upon written or oral request, we will undertake to promptly deliver a separate copy of the Notice and, if applicable, our Annual Report and other proxy materials to any stockholder at a shared address to which a single copy of any of those documents was delivered. To receive a separate copy of the Notice and, if applicable, Annual Report and other proxy materials, you may write or email Investor Relations at 595 Market Street, Suite 200, San Francisco, California 94105, Attn: Investor Relations, email address IR@lendingclub.com.

Stockholders who have multiple accounts in their names or who share an address with other stockholders can request “householding” and authorize your broker to discontinue mailings of multiple annual reports and Proxy Statements by contacting your broker or us at the address or telephone number identified above.

20.    How do I request paper copies of the proxy materials, including the annual report?

You may request paper copies of the 2020 proxy materials by following the instructions listed at www.proxyvote.com, by telephoning (800) 579-1639 or by sending an e-mail to sendmaterial@proxyvote.com.

Additionally, we will mail without charge, upon written request, a copy of our Annual Report, including the financial statements and list of exhibits, and any exhibit specifically requested. Requests should be sent to 595 Market Street, Suite 200, San Francisco, California 94105, Attn: Investor Relations. The Annual Report is also available at http://ir.lendingclub.com.

21.    Will a list of stockholders be made available?

We will make a list of record holders available ten days prior to the Annual Meeting, at our offices located at 595 Market Street, Suite 200, San Francisco, California 94105. Please contact us at (415) 632-5600 if you wish to inspect the list of stockholders prior to the Annual Meeting.

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2020 PROXY STATEMENT | OTHER BUSINESS

OTHER BUSINESS

The Board does not presently intend to bring any other business before the Annual Meeting, and, so far as is known to it, no matters are to be brought before the Annual Meeting except as specified in the notice of the Annual Meeting. As to any business that may properly come before the Annual Meeting, however, it is intended that proxies, in the form enclosed, will be voted in respect thereof in accordance with the judgment of the persons voting such proxies.

Whether or not you expect to participate in the Annual Meeting via the Internet, please complete, date, sign and promptly return the accompanying proxy in the enclosed postage paid-envelope, or vote via the Internet or by phone, so that your shares may be represented at the Annual Meeting.

LENDINGCLUB CORPORATION | 70

2020 PROXY STATEMENT | ANNEX I

ANNEX I

Amendments to the Restated Certificate of Incorporation to Declassify the Board

If Proposal Four is passed, then Sections 3, 4 and 5 of Article VI of our Restated Certificate of Incorporation shall be amended and restated as follows:

ARTICLE VI: MATTERS RELATING TO THE BOARD OF DIRECTORS

* * * * * * * * * * *

3. ~~Classified~~ Board Election. Subject to the rights of the holders of any series of Preferred Stock to elect additional directors under specified circumstances, the directors shall be divided, with respect to the time for which they severally hold office, into three classes designated as Class I, Class II and Class III, respectively (the “Classified Board”). The Board may assign members of the Board already in office to the Classified Board, which assignments shall become effective at the same time the Classified Board becomes effective. Directors shall be assigned to each class in accordance with a resolution or resolutions adopted by the Board, with the number of directors in each class to be divided as nearly equal as reasonably possible. The initial term of office of the Class I directors shall expire at the Corporation’s first annual meeting of stockholders following the closing of the Corporation’s initial public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, relating to the offer and sale of common stock to the public (the “Initial Public Offering”), the initial term of office of the Class II directors shall expire at the Corporation’s second annual meeting of stockholders following the closing of the Initial Public Offering and the initial term of office of the Class III directors shall expire at the Corporation’s third annual meeting of stockholders following the closing of the Initial Public Offering. At each annual meeting of stockholders following the closing of the Initial Public Offering, directors elected to succeed those directors of the class whose terms then expire shall be elected for a term of office to expire at the third succeeding annual meeting of stockholders after their election. Subject to the rights of the holders of any series of Preferred Stock to elect additional directors under specified circumstances, directors elected after the date of the annual meeting of stockholders to be held in 2020 shall stand for election as a director at the next annual meeting of stockholders and shall, if elected, hold office until the next annual meeting of stockholders and until such director’s successor is elected and qualified, or until such director’s earlier death, resignation or removal. At and after the annual meeting of stockholders to be held in 2023, the directors shall no longer be classified with respect to the time for which they hold office.

4. Term and Removal. Each director shall hold office until such director’s successor is elected and qualified, or until such director’s earlier death, resignation or removal. Any director may resign at any time upon notice to the Corporation given in writing or by any electronic transmission permitted in the Corporation’s Bylaws. ~~Subject~~Until the annual meeting of stockholders to be held in 2023, subject to the rights of the holders of any series of Preferred Stock, no director may be removed except for cause and only by the affirmative vote of the holders of at least two-thirds of the voting power of the then-outstanding shares of capital stock of the Corporation then entitled to vote at an election of directors voting together as a single class. From and after the annual meeting of stockholders to be held in 2023, holders of a majority of the shares then entitled to vote at an election of directors may remove any director or the entire Board with or without cause. No decrease in the authorized number of directors constituting the Board shall shorten the term of any incumbent director.

5. Board Vacancies. Subject to the rights of the holders of any series of Preferred Stock, any vacancy occurring in the Board for any cause, and any newly created directorship resulting from any increase in the authorized number of directors, shall, unless (a) the Board determines by resolution that any such vacancies or newly created directorships shall be filled by the stockholders or (b) as otherwise provided by law, be filled only by the affirmative vote of a majority of the directors then in office, although less than a quorum, or by a sole remaining director, and not by the stockholders. Any director elected in accordance with the preceding sentence shall hold office for a term expiring at the next annual meeting of stockholders (or, if so elected prior to the annual meeting of stockholders to be held in 2023, for a term expiring at the annual meeting of stockholders at which the term of office of the class to which the director has been assigned expires ~~or~~) and until such director’s successor shall have been duly elected and qualified, or until such director’s earlier death, resignation or removal.
* * * * * * * * * * *

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2020 PROXY STATEMENT | ANNEX II

ANNEX II

Reconciliation of GAAP to Non-GAAP Measures

To supplement our consolidated financial statements, which are prepared and presented in accordance with accounting principles generally accepted in the United States of America (GAAP), we use certain non-GAAP financial measures such as Adjusted EBITDA, Adjusted EBITDA Margin and Adjusted Net Income (Loss). We believe these non-GAAP measures allow management, investors and our board to evaluate and compare our core operating results, including our return on capital and operating efficiencies, from period to period. The following table presents a reconciliation of these non-GAAP measures to their most directly comparable GAAP measures (in thousands, except percentages):

Year Ended December 31,	2019	2018
Adjusted EBITDA reconciliation:
GAAP Consolidated net loss	$(30,690)	$(128,153)
Cost structure simplification expense (1)	9,933	6,782
Goodwill impairment	—	35,633
Legal, regulatory and other expense related to legacy issues (2)	19,609	53,518
Acquisition and related expense (3)	932	—
Other items (4)	2,453	—
Depreciation and impairment expense:
Engineering and product development	49,207	45,037
Other general and administrative	6,446	5,852
Amortization of intangible assets	3,499	3,875
Stock-based compensation expense	73,639	75,087
Income tax expense (benefit)	(201)	43
(Income) Loss attributable to noncontrolling interests	(55)	(155)
Adjusted EBITDA	$134,772	$97,519
Total net revenue	$758,607	$694,812
Adjusted EBITDA Margin	17.8%	14.0%

Adjusted Net Income (Loss) reconciliation:
GAAP LendingClub net loss	$(30,745)	$(128,308)
Cost structure simplification expense (1)	9,933	6,782
Goodwill impairment	—	35,633
Legal, regulatory and other expense related to legacy issues (2)	19,609	53,518
Acquisition and related expense (3)	932	—
Other items (4)	2,453	—
Adjusted Net Income (Loss)	$2,182	$(32,375)

(1)
Includes personnel-related expenses associated with establishing a site in the Salt Lake City area and external advisory fees. These expenses are included in “Sales and marketing,” “Origination and servicing,” “Engineering and product development” and “Other general and administrative” expense on the Company’s Consolidated Statements of Operations in our Annual Report.

(2)
In 2019, includes legacy legal expenses, expense related to the dissolution of certain private funds previously managed by LCAM, and expense related to the termination of a legacy contract, which are included in “Other general and administrative” expense, “Net fair value adjustments,” and “Other general and administrative” expense on the Consolidated Statements of Operations in our Annual Report, respectively. Includes class action and regulatory litigation expense of $35.5 million for the year ended December 31, 2018, which is included in “Class action and regulatory litigation expense” on the Consolidated Statements of Operations in our Annual Report. In 2018, also includes legacy legal expenses which are included in “Other general and administrative” expense on the Consolidated Statements of Operations in our Annual Report.

(3)	Represents costs related to the acquisition of Radius.

(4)
Consists of expenses related to certain non-legacy litigation and regulatory matters, which are included in “Other general and administrative” expense on the Consolidated Statements of Operations in our Annual Report. Also includes a gain on the sale of our small business operating segment.

LENDINGCLUB CORPORATION | 72

2020 PROXY STATEMENT | PROXY CARDS

LENDINGCLUB CORPORATION
595 MARKET STREET, SUITE 200
SAN FRANCISCO, CA 94105

VOTE BY INTERNET - www.proxyvote.com
Before The Meeting - Go to www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on May 27, 2020, the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to vote.

During the Meeting - Go to www.virtualshareholdermeeting.com/LC2020

You may participate in the Meeting via the Internet and vote during the Meeting. Have your proxy card in hand and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. ET on May 27, 2020. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

The Board of Directors recommends you vote FOR the following:

1. Election of Class III Directors

Nominees	For	Against	Abstain
01) Scott Sanborn	☐	☐	☐
02) Simon Williams	☐	☐	☐
03) Michael Zeisser	☐	☐	☐

NOTE: Transact such other business as may properly come before the Annual Meeting.

The Board of Directors recommends you vote FOR proposals 2, 3 and 4.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

0000460636_1 R1.0.1.18

2020 PROXY STATEMENT | PROXY CARDS

LENDINGCLUB CORPORATION
Annual Meeting of Shareholders
May 28, 2020 11:00 AM, Pacific Time
This proxy is solicited by the Board of Directors

The shareholder hereby appoints Scott Sanborn and Thomas Casey or either of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of LENDINGCLUB CORPORATION that the undersigned is entitled to vote at the Annual Meeting of shareholder(s) to be held at 11:00 AM, Pacific Time on May 28, 2020 held via a live webcast at www.virtualshareholdermeeting.com/LC2020, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

Continued and to be signed on reverse side

0000460636_2 R1.0.1.18